Exhibit 10.40

ASSET PURCHASE AGREEMENT

for the SALE of TELEVISION STATIONS

KCPQ
KDVR
KSTU
KSWB-TV
KTXL
WJW
WSFL-TV

by and among

Sinclair Television Group, Inc.,

Tribune Media Company

and

Fox Television Stations, LLC

May 8, 2018

i

	Article XII
	SURVIVAL; INDEMNIFICATION

Section 12.01	Survival	78
Section 12.02	Indemnification by Buyer	78
Section 12.03	Indemnification by Sinclair	79
Section 12.04	Notification of Claims	79
Section 12.05	Limitations; Net Losses; Subrogation; Mitigation; Materiality	81
Section 12.06	Computation of Indemnifiable Losses	82
Section 12.07	Remedies Generally	82
Section 12.08	Tax Treatment	83

	Article XIII
	GENERAL PROVISIONS

Section 13.01	Expenses	83
Section 13.02	Notices	83
Section 13.03	Headings	85
Section 13.04	Severability	85
Section 13.05	Entire Agreement	85
Section 13.06	Successors and Assigns	85
Section 13.07	No Recourse	86
Section 13.08	No Third-Party Beneficiaries	86
Section 13.09	Amendments and Waivers	86
Section 13.10	Governing Law; Jurisdiction	86
Section 13.11	Remedies; Specific Performance	87
Section 13.12	WAIVER OF JURY TRIAL	87
Section 13.13	Counterparts	87
Section 13.14	Sole Purpose	88

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption of FCC Licenses
Exhibit C	Form of Assignment of Purchased Intellectual Property
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Assignment and Assumption of Real Property Leases
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of News Share Agreement
Exhibit H	Form of Reverse Transition Services Agreement
Exhibit I	Form of Shared Programming License Agreement
Exhibit J	Form of Site License Agreement
Exhibit K	SFL-TV Matters

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT, dated as of May 8, 2018 (this “Agreement”), is by and among Sinclair Television Group, Inc., a Maryland corporation (“Sinclair”), Tribune Media Company, a Delaware corporation (“Tribune”), and Fox Television Stations, LLC, a Delaware limited liability company (“Buyer”).
RECITALS
WHEREAS, on May 8, 2017, Tribune, Sinclair Broadcast Group, Inc., a parent entity of Sinclair and a Maryland corporation (“Sinclair Parent”), and Samson Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a subsidiary of Sinclair Parent, entered into that certain Agreement and Plan of Merger (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged (the “Merger”) with and into Tribune, and Tribune will become an indirect, wholly owned subsidiary of Sinclair Parent;

WHEREAS, it is anticipated that, immediately after the consummation of the Merger (the “Tribune Closing”), Tribune will be merged with and into Sinclair, with Sinclair continuing as the surviving corporation;

WHEREAS, on the date of this Agreement, one or more Subsidiaries of Tribune (each a “Station Subsidiary”) owns and operates the following broadcast television stations:

KCPQ, Tacoma, WA (Fac. ID 33894) (“KCPQ”)
KDVR, Denver, CO (Fac. ID 126) (“KDVR”)
KSTU, Salt Lake City, UT (Fac. ID 22215) (“KSTU”)
KSWB-TV, San Diego, CA (Fac. ID 58827) (“KSWB-TV”)
KTXL, Sacramento, CA (Fac. ID 10205) (“KTXL”)
WJW, Cleveland, OH (Fac. ID 73150) (“WJW”)
WSFL-TV, Miami, FL (Fac. ID 10203) (“WSFL-TV”)

(hereinafter, all references to “Station” shall mean a station individually, and all references to “Stations” shall mean such stations collectively);

WHEREAS, Buyer desires to purchase, and Tribune desires to sell, convey, transfer, assign and deliver, the Purchased Assets and assume the Assumed Liabilities of each Station, on the terms and subject to the conditions hereinafter set forth immediately prior to the Tribune Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Sinclair and Buyer are entering into an option agreement, pursuant to which Sinclair or its designated Affiliate is being granted the option to purchase from Buyer or one of its Affiliates broadcast television station WPWR-TV (Chicago, Illinois); and

WHEREAS, simultaneously with the execution and delivery of this Agreement, Sinclair and Buyer are entering into an option agreement, pursuant to which Sinclair or its designated Affiliate is being granted the option to purchase from Buyer or one of its Affiliates broadcast television station KTBC-TV (Austin, Texas).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), it is hereby agreed among the parties as follows:

ARTICLE I
DEFINITIONS

Section 1.01    Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” means (a) an independent certified public accounting firm in the United States of national recognition mutually acceptable to Sinclair and Buyer or (b) if Sinclair and Buyer are unable to agree upon such a firm, then the regular independent auditors for Sinclair and Buyer shall mutually agree upon a third independent certified public accounting firm, in which event, “Accounting Firm” shall mean such third firm.

“Accounts Receivable” means all accounts receivable (other than accounts receivable relating to Tradeout Agreements or film and program barter agreements) and all rights to receive payments under any notes, bonds and other evidences of indebtedness and all other rights to receive payments, in each such case arising out of sales occurring in the operation of the Stations prior to the Effective Time for services performed (e.g., the actual broadcast of commercials sold) or delivered by the Stations prior to the Effective Time.

“Accrued Bonus Amount” has the meaning set forth in Section 2.08(c).

“Active Employees” has the meaning set forth in Section 8.01(a).

“Actual Buyer Knowledge” means that a member of the Buyer Knowledge Group had, as of the date of this Agreement, an actual personal conscious awareness of a particular fact, event or condition, and that such fact, event or condition actually constituted a Sinclair Breach. Actual Buyer Knowledge does not include (a) any constructive or imputed knowledge, (b) any duty or obligation of inquiry, or (c) any actual, constructive or imputed knowledge of any outside advisor, outside attorney or agent of Buyer or any member of the Buyer Knowledge Group.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with, such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise); provided, that News Corporation and its Subsidiaries shall not be considered Affiliates of Buyer.

“Aggregate Repack Costs” has the meaning set forth in Section 7.10(b).

“Aging Report” has the meaning set forth in Section 6.02(a).

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means any certificate, agreement, document or other instrument to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“AR Account” has the meaning set forth in Section 6.02(a).

“Assumed Contracts” has the meaning set forth in Section 2.01(c).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Assumed MVPD Contracts” has the meaning set forth in Section 2.01(d).

“Assumed TVE Agreements” has the meaning set forth in Section 2.01(d).

“Balance Sheet Date” has the meaning set forth in Section 3.15.

“Bargaining Agreements” has the meaning set forth in Section 3.11(a).

“Broadcast Cash Flow” means operating income in the applicable Financial Statements (a) minus (to the extent included in determining such operating income) nonrecurring gains or income, and cash payments made in respect of obligations relating to Program Rights during such period, (b) plus (to the extent included in determining such operating income) nonrecurring charges or expenses (including those relating to equity or equity-linked compensation and severance identified as in connection with reductions in force) and depreciation and amortization (including the amortization of obligations relating to Program Rights excluding barter rights amortization).
“Business” means the business and operation of the Stations exclusive of Corporate Services and Hubs (and shall not include the Other Stations or any of the other businesses or assets not included in the Purchased Assets of Tribune or Sinclair or any of their respective Affiliates). For the avoidance of doubt, with respect to any Station that is a Duopoly Station, “Business” shall mean the business and operation of such Duopoly Station and the business related to the Purchased Assets and Assumed Liabilities of such Duopoly Station, and notwithstanding anything to the contrary, shall not include any of the Excluded Assets or Excluded Liabilities or any Sister Station.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York are authorized or required by Law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer’s 401(k) Plan” has the meaning set forth in Section 8.02.

“Buyer Disclosure Schedules” means the disclosure schedule of even date herewith delivered by Buyer in connection with the execution and delivery of this Agreement.

“Buyer FSA Plan” has the meaning set forth in Section 8.08.

“Buyer Fundamental Representations” has the meaning set forth in the definition of “Fundamental Representations” in this Section 1.01.

“Buyer Indemnified Parties” has the meaning set forth in Section 12.03.

“Buyer Knowledge Group” means the individuals set forth on Section 1.01 of the Buyer Disclosure Schedules.

“Buyer Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in combination with any other effect, change, condition, fact, development, occurrence or event, does or would reasonably be expected to prevent or delay, interfere with, impair or hinder Buyer (in all cases in any material respect), from consummating the transactions contemplated hereby.

“Buyer MVPD Agreement” has the meaning set forth in Section 4.09(a).

“Buyer OTT Agreement” has the meaning set forth in Section 4.09(b).

“Buyer Prorated Amount” has the meaning set forth in Section 2.08(a).

“Buyer Termination Date” has the meaning set forth in Section 11.01(d)(i).

“Cap” means One Hundred Million Dollars ($100,000,000).

“Cash and Cash Equivalents” means those items which would be required by GAAP to be included as “cash” or “cash equivalents”.

“Channel Sharing Agreement” means a channel sharing arrangement or other similar contractual arrangement that constitutes a channel sharing agreement within the meaning of 47 C.F.R. § 73.3700(a)(5).

“Closing” has the meaning set forth in Section 2.07(a).

“Closing Date” has the meaning set forth in Section 2.07(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Period” has the meaning set forth in Section 6.02(a).

“Communications Act” means, collectively, the Communications Act of 1934, as amended, the Telecommunications Act of 1996, and the Children’s Television Act of 1990 (including FCC Rules and any other rules and regulations promulgated under each of the foregoing), in each case, as in effect from time to time.

“Confidentiality Agreement” means (i) that certain Non-Disclosure Agreement, dated April 21, 2017, by and between Tribune and Fox Cable Network Services, as amended by that certain Amendment to Non-Disclosure Agreement, dated September 19, 2017 and (ii) that certain Nondisclosure Agreement, dated September 26, 2017, by and between Sinclair Broadcast Group, Inc. and Fox Television Stations, LLC.

“Contracts” means any agreement, contract, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other binding instrument or obligation, whether written or unwritten.

“Corporate Services” means services provided by Sinclair’s or Tribune’s or any of their respective Affiliates’ corporate, legal, treasury, investor relations, insurance, finance, internal audit, accounting, corporate traffic services, national sales, and communications functions.

“Covered Stations” has the meaning set forth in Section 10.01(c).

“Deductible” means Six Million Eight Hundred Twenty Five Thousand Dollars ($6,825,000).

“Disclosure Schedules” means, with respect to any Station, the disclosure schedule for such Station of even date herewith delivered by Sinclair in connection with the execution and delivery of this Agreement.

“DOJ” means the United States Department of Justice.

“DOJ Consent” has the meaning set forth in Section 3.03.

“DOJ Consent Decree” means the Proposed Final Judgment that the DOJ is expected to file with a federal court that would require Sinclair to divest certain Tribune stations, including the Covered Stations, to resolve certain antitrust concerns in connection with the Merger.

“Duopoly Financial Statements” has the meaning set forth in Section 3.15(b).

“Duopoly Station” means each of the Stations KCPQ and KDVR.

“Effective Time” means 12:01 a.m., New York City time, on the Closing Date.

“Employee(s)” means, individually or collectively, the full-time, part-time and per diem persons employed by Sinclair, Tribune or any of their respective Subsidiaries, as applicable, immediately prior to the Closing who are then engaged in the operation of a Station and who are listed on Section 3.11(b) of the Disclosure Schedules, but shall not include those individuals who are Excluded Employees.
“Employee Plan” means each “employee benefit plan” within the meaning of ERISA Section 3(3), whether or not subject to ERISA, including all equity or equity-based, change in control, bonus or other incentive compensation, disability, salary continuation, employment, consulting, indemnification, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, welfare employee discount or free product, vacation, sick pay or paid time off agreements, arrangements, programs, plans or policies, and each other material benefit or compensation plan, program, policy, Contract, agreement or arrangement, whether written or unwritten.
“Employment Commencement Date” has the meaning set forth in Section 8.01(a).

“Enforceability Exceptions” has the meaning set forth in Section 3.02(b).

“Environmental Laws” means any Law concerning the regulation or protection of the environment, pollution, contamination, natural resources, or human health or safety (relating to exposure to Hazardous Substances) or the Release, use, treatment, storage, disposal, handling, shipment, distribution, sale or manufacture of or exposure to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means each Person that at any relevant time would be treated as a single employer with such entity for the purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code.
“Estimated Prorations Adjustment” means, with respect to the Estimated Settlement Statement, an amount equal to the Buyer Prorated Amount minus the Seller Prorated Amount, which amount shall be expressed as a positive or negative number.

“Estimated Settlement Statement” has the meaning set forth in Section 2.08(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(k).

“Excluded Duopoly Tangible Personal Property” has the meaning set forth in Section 3.06(a).

“Excluded Employee(s)” means (a) any employee of Sinclair, Tribune or any of their respective Affiliates, as applicable, whose principal work location is not a Station or a majority of whose employment responsibilities relate to Corporate Services, a Hub or any Other Station, in each case as of immediately prior to the date of this Agreement, and (b) the individuals denoted on Section 3.11(b) of the Disclosure Schedules as “Excluded Employees.”
“Excluded Environmental Liabilities” has the meaning set forth in Section 2.03(c).
“Excluded Liabilities” has the meaning set forth in Section 2.04.

“FAA” means the United States Federal Aviation Administration.

“FCC” means the Federal Communications Commission.

“FCC Application” has the meaning set forth in Section 7.01(b).

“FCC Consent” means the FCC’s initial consent to the assignment of each of the FCC Licenses identified on Section 3.04(a) of the Disclosure Schedules from Sinclair, Tribune or any of their respective Affiliates or assignees to Buyer or any of its Affiliates.

“FCC Licenses” means the FCC licenses, permits and other authorizations, including any temporary waiver or special temporary authorization and any renewals, extensions or modifications thereof, or any transferable pending application therefor, relating to a Station.

“FCC Rules” means the rules, regulations, orders and promulgated and published policy statements of the FCC.

“Final Prorations Adjustment” means, with respect to the Final Settlement Statement, an amount equal to the Buyer Prorated Amount minus the Seller Prorated Amount, which amount shall be expressed as a positive or negative number.

“Final Settlement Statement” has the meaning set forth in Section 2.08(h).

“Financial Statements” has the meaning set forth in Section 3.15.

“Fundamental Representations” means (a) the representations and warranties set forth in Sections 3.01 (Existence and Power), 3.02 (Authorization; Voting Requirements) and 3.18 (No Brokers) (collectively, “Sinclair Fundamental Representations”) and (b) the representations and warranties set forth in Sections 4.01 (Existence and Power), 4.02 (Corporate Authorization) and 4.07 (No Brokers) (collectively, “Buyer Fundamental Representations”).

“GAAP” means United States generally accepted accounting principles, as in effect on the Balance Sheet Date, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization, whether foreign or domestic and whether national, supranational, state or local.

“Governmental Authorizations” means any licenses, franchises, approvals, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements, and notices, filings, registrations, qualifications, declarations and designations with, and other similar authorizations and approvals issued by or obtained from a Governmental Authority.

“Hazardous Substance” means any substance, material or waste listed, defined, regulated or classified, including as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct are or may be imposed under any Environmental Law, including polychlorinated biphenyls (PCBs), toxic mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including crude oil or any fraction thereof).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“HSR Clearance” has the meaning set forth in Section 3.03.

“Hub” means a single, centralized master-control operations center from which the master-control functions are conducted for two or more broadcast stations, one of which is a Station.

“Inactive Employees” has the meaning set forth in Section 8.01(a).

“Incentive Auction” means that certain broadcast incentive auction conducted by the FCC under Section 6403 of the Middle Class Tax Relief and Job Creation Act (Pub. L. 112-96 § 6403, 126 Stat. 156, 225-230 (2012)), the results of which were announced by the FCC in the Repack Public Notice.

“Indebtedness” means, with regard to any Person, any liability or obligation, whether or not contingent, (a) in respect of borrowed money or evidenced by bonds, monies, debentures, or similar instruments or upon which interest payments are normally made, (b) for the payment of any deferred purchase price of any property, assets or services, including any earn-outs or similar obligations (but excluding trade payables reflected in the Final Prorations Adjustment and Program Rights Obligations) and obligations under capitalized leases to which Purchased Assets are subject (but excluding obligations under Assumed Contracts), (c) guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, (d) all obligations under acceptance, standby letters of credit or similar facilities, (e) all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any membership interests, shares of capital stock or other ownership or profit interest or any warrants, rights or options to acquire such membership interests, shares or such other ownership or profit interest, (f) all accrued interest of all prepayment and redemption premiums or penalties (if any) and other monetary obligations in respect of any or all of the obligations referred to in (a) - (e) and (g) all obligations referred to in (a) - (f) of a third party secured by any Lien on property or assets or guaranteed by such Person.

“Indemnified Party” has the meaning set forth in Section 12.04(a).

“Indemnifying Party” has the meaning set forth in Section 12.04(a).

“Intellectual Property” means any and all intellectual property rights throughout the world, whether registered or not, including all (a) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), (b) copyrights and rights in copyrightable subject matter in published and unpublished works of authorship, (c)  trade names, trademarks and service marks, logos, corporate names, domain names and other Internet addresses, trade dress and similar rights, and all goodwill associated therewith (collectively, “Marks”), (d) registrations, applications and renewals for each of the foregoing ((a) through (c)), (e) rights, title and interests in all trade secrets, trade secret rights arising under common law, state law, federal law or laws of foreign countries, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”), and (f) moral rights, publicity rights, and any other intellectual property rights associated with the foregoing or other rights similar, corresponding or equivalent to any of the foregoing of any kind or nature.

“IRS” means the United States Internal Revenue Service.

“KCPQ” has the meaning set forth in the Recitals.

“KDVR” has the meaning set forth in the Recitals.

“Knowledge of the Selling Parties” means the actual personal knowledge of (a) the CEO of Tribune, the CFO of Tribune and the General Counsel of Tribune and (b) the General Manager and the Chief Engineer for each Station.

“KSTU” has the meaning set forth in the Recitals.

“KSWB-TV” has the meaning set forth in the Recitals.

“KTXL” has the meaning set forth in the Recitals.

“Law” means United States (federal, state, local and including the common law) or foreign law, constitution, treaty, statute, ordinance, regulation, rule, code, Order, judgment, injunction, writ or decree.

“Leased Real Property” has the meaning set forth in Section 3.07(a).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, easement, right of way, restrictive covenant, encroachment, security interest or encumbrance of any kind whatsoever, whether voluntarily incurred or arising by operation of Law or otherwise, in respect of such property or asset.

“Losses” has the meaning set forth in Section 12.02.

“Market” means, with respect to any Station, the Nielsen Designated Market Area encompassing such Station.

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities, operations or results of operations of the Stations, taken as a whole, or (b) does or would reasonably be expected to prevent or delay, interfere with, impair or hinder Sinclair, Tribune or their respective Affiliates (in all cases in any material respect) from consummating the transactions contemplated hereby, excluding in the case of (a) above, any effect, change, condition, fact, development, occurrence or event to the extent resulting from or arising out of (i) general economic or political conditions in the United States or any foreign jurisdiction or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which the Stations operate, (iii) outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage, or other changes in geopolitical conditions, including any material worsening of such conditions threatened or existing as of the date hereof, (iv) any epidemics or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (v) any failure by the Business to meet (x) any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of the revenue, earnings or other financial performance or results of operations of the Business, or (y) internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations (provided, that, in each case, the underlying effect, change, condition, fact, development, occurrence or event giving rise to or contributing to such failure may be considered), (vi) changes in GAAP or the interpretation thereof or the adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law applicable to the operation of the Business, (vii) the taking of any action by Sinclair, Tribune or their respective Affiliates expressly required by, or their failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request of Buyer, (viii) the renegotiation of a Station’s network agreements or, to the extent Excluded Assets, retransmission consent agreements, and (ix) other than with respect to the representations and warranties set forth in Section 3.03 and the conditions set forth in Section 10.03(a) to the extent relating to such representations and warranties, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the public announcement or pendency of this Agreement or the transaction contemplated hereby, including any resulting loss or departure of Employees, or the termination or reduction (or potential reduction) or any other resulting negative development in the Business’ relationships, contractual or otherwise, with any of its advertisers, customers, suppliers, distributors, licensees, licensors, lenders, business partners, employees or regulators, including the FCC; provided, that, in the cases of clauses (i), (ii), (iii), (iv) and (vi), any effect, change, condition, fact, development, occurrence or event may be considered if (but only to the extent) it disproportionally affects the Stations relative to other participants in the industry in which the Stations operate.

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Multicast Agreement” means any Contract relating to licensing or other acquisition of programming for exhibition on a Station’s digital multicast or non-primary programming streams.

“Multiemployer Plan” means a multiemployer pension plan, within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, to which Sinclair, Tribune or any of their respective Affiliates, as applicable, contribute or are required to contribute to, as it relates to a Station, or under which Sinclair, Tribune or any of their respective Affiliates, as applicable, have or may have any liability or obligation under, on behalf of current or former employees of Sinclair, Tribune or any of their respective Affiliates, as applicable, as it relates to a Station.

“Multi-Station Contract” has the meaning set forth in Section 2.09(a).

“MVPD” means any multi-channel video programmer distributor, as defined under the rules of the FCC.

“Net Repack Costs” has the meaning set forth in Section 7.10(b).

“Non-Payout State” means any state in the United States of America, other than California, Colorado, or Utah.

“Non-Union Transferred Employee” has the meaning set forth in Section 8.01(c).

“Notice of Disagreement” has the meaning set forth in Section 2.08(h).

“Options” has the meaning set forth in the Recitals.

“Order” means any order, writ, injunction, decree, consent decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Other Stations” means any broadcast station or business unit of Sinclair, Tribune or any of their respective Affiliates other than one of the Stations.

“OTT Agreement” means any Contract for OTT Transmission, excluding (i) any retransmission by MVPDs on an authenticated basis (including, for the avoidance of doubt, pursuant to TVE Agreements) to their MVPD system subscribers and (ii) any retransmission by MVPDs to their subscribers using facilities-based IPTV.

“OTT Transmission” means the retransmission of any Station’s linear video programming streams to viewers by means of the Internet or other Internet Protocol (IP)-based transmission path.

“Owned Real Property” has the meaning set forth in Section 3.07(a).

“Payout State” means California, Utah, and Colorado.

“Permitted Liens” means, as to any Purchased Asset (a) Liens for Taxes, assessments, governmental levies, fees or charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business with respect to amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made; (c) in the case of Real Property, zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authority having jurisdiction over real property that are not materially violated by any existing improvement or that do not prohibit the use of the Real Property as currently used; (d) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above real property that do not materially interfere with the use thereof as currently used in connection with the Business; (e)  all matters disclosed as a “Permitted Lien” in the Disclosure Schedules; (f) any state of facts which an accurate survey of real property would disclose and which, individually or in the aggregate, do not either (i) materially impair the continued use of such real property in substantially the same manner as it is currently used by such Person or (ii) render title unmarketable; (g) restrictive covenants, easements and other similar matters of record disclosed by any title insurance commitment or title insurance policy for any such real property issued by a title company, none of which individually or in the aggregate materially impair the continued use of such real property for substantially the purposes of which it is used in connection with the Business; (h) statutory Liens in favor of lessors arising in connection with any real property subject to the Real Property Leases; (i) grants of non-exclusive licenses or other non-exclusive rights with respect to Intellectual Property that do not secure Indebtedness; and (j) Liens, other than Liens for monetary obligations, that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of any of the Purchased Assets, or materially interfere with the use thereof as currently used in connection with the Business.

“Person” means an individual, group (within the meaning of Section 13(d)(3) of the Exchange Act), corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning on or after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending prior to the Closing Date.

“Proceeding” means any suit, action, claim, proceeding, arbitration, mediation, audit or hearing (in each case, whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Proceeds” has the meaning set forth in Section 12.05(c).

“Program Rights” means all rights of a Station to broadcast television programs, shows, films or other programming materials as part of such Station’s programming, including all film and program barter agreements, sports rights agreements, news rights or service agreements, affiliation agreements and syndication agreements.

“Program Rights Obligations” means all obligations in respect of the purchase, use, licenses or acquisition of Program Rights used in the ordinary course of the operation of a Station consistent with past practice.

“Prorated Assumed Liabilities” has the meaning set forth in Section 2.08(a).

“Prorated Purchased Assets” has the meaning set forth in Section 2.08(a).

“Purchased Assets” has the meaning set forth in Section 2.01.

“Purchased Intellectual Property” has the meaning set forth in Section 2.01(g).

“Purchased IT Assets” has the meaning set forth in 2.01(l).

“Purchase Price” has the meaning set forth in Section 2.06.
“Real Property” has the meaning set forth in Section 3.07(a).
“Real Property Leases” has the meaning set forth in Section 3.07(a).
“Release” means any release, threatened release, spill, emission, leaking, seepage, escape, dumping, injection, pumping, pouring, emptying, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Remitted Payment(s)” has the meaning set forth in Section 6.02(b).

“Repack” means the reassignment of broadcast television stations to new channels conducted in connection with the Incentive Auction.
“Repack Fund” has the meaning set forth in Section 7.10(b).
“Repack Public Notice” means that certain public notice titled “Incentive Auction Closing and Channel Reassignment” (DA 17-314), released by the FCC on April 13, 2017.
“Repacked Stations” means KDVR, KSWB-TV, KTXL, and WSFL-TV and any other station designated by the FCC for Repack prior to the Closing.

“Representatives” means, with respect to any Person, its Affiliates and its and their officers, directors, agents, control persons, employees, consultants and other professional advisers.

“Required Governmental Approvals” has the meaning set forth in Section 3.03.

“Retained Names and Marks” means all (a) Marks containing or incorporating the term “Sinclair” or “Tribune,” (b) other Marks owned by any of Sinclair, Tribune or any of their respective Affiliates (other than Marks included in the Purchased Intellectual Property) and (c) Marks (including acronyms of any of the foregoing) that are confusingly similar to or dilutive of any of the foregoing.

“Return Deadline” has the meaning set forth in Section 8.01(a).

“Revenue Leases” means those material leases, subleases, licenses or other occupancy agreements used in the operations of any of the Stations (including any and all assignments, amendments and other modifications of such leases, subleases, licenses and other occupancy agreements), pertaining to the use or occupancy of the Owned Real Property or Leased Real Property (including towers or space on towers) where Sinclair, Tribune or any of their respective Affiliates holds an interest as landlord, licensor, sublandlord or sublicensor.

“Seller Employees” has the meaning set forth in Section 6.06.

“Seller FSA Plan” has the meaning set forth in Section 8.08.

“Seller Indemnified Parties” has the meaning set forth in Section 12.02.

“Seller Prorated Amount” has the meaning set forth in Section 2.08(a).

“Settlement Statement” has the meaning set forth in Section 2.08(e).

“Sharing Agreement” has the meaning set forth in Section 3.04(d).

“Sinclair” has the meaning set forth in the Preamble.

“Sinclair 401(k) Plan” means a tax-qualified defined contribution plan established or designated by Sinclair or any of its Affiliates.

“Sinclair Breach” means any breach of or inaccuracy in any of the representations and warranties of Sinclair in this Agreement or in any certificate delivered pursuant hereto.

“Sinclair Fundamental Representations” has the meaning set forth in the definition of “Fundamental Representations” in this Section 1.01.

“Sinclair Parent” has the meaning set forth in the Recitals.

“Sinclair Persons” has the meaning set forth in Section 5.03.

“Sinclair Plan” means each material Employee Plan that Sinclair or any of its Affiliates sponsors, maintains or contributes to, or is required to maintain or contribute to, for the benefit of any current or former Employee or under or with respect to which Sinclair or any of its Affiliates has any current or contingent material liability or obligation (including any such obligations under any terminated plan or arrangement) with respect to any current or former Employee, but excluding any Multiemployer Plan. For purposes of determining whether an Employee Plan is an Excluded Asset or Excluded Liability and the amount of any Excluded Assets or Excluded Liabilities hereunder, such determination shall, in each case, be made without reference to the term “material” contained in this definition.

“Sister Station” means, with respect to any Duopoly Station, any other broadcast television station that Tribune or any of its Affiliates owns, operates, or controls (including pursuant to any Sharing Agreement), as of the date hereof, in the same Market as such Duopoly Station.

“Sinclair Termination Date” has the meaning set forth in Section 11.01(c)(i).

“Solvent” has the meaning set forth in Section 4.12.

“Specified Payment(s)” has the meaning set forth in Section 6.02(a).

“Station” and “Stations” have the meaning set forth in the Recitals.

“Station Subsidiary” has the meaning set forth in the Recitals.

“Straddle Period” has the meaning set forth in Section 9.04(c).

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than 50% such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Surveys” has the meaning set forth in Section 6.05.

“Tangible Personal Property” has the meaning set forth in Section 3.06(a).

“Tax” or “Taxes” means any tax, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, gross income, business, environmental, severance, service, service use, unemployment, social security, national insurance, stamp, custom, excise or real or personal property, alternative or add-on minimum or estimated taxes, or other like assessment or charge, together with any interest, penalty, addition to tax or additional amount imposed by any Tax authority with respect thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any report, return, declaration or statement with respect to Taxes, including information returns, and in all cases including any schedule or attachment thereto or amendment thereof.

“Title Commitments” has the meaning set forth in Section 6.05.

“Towers” means, with respect to a Station, all antenna support structures, including any guy anchors and guy wires, used or useful in connection with the operation of such Station, and all transmitter buildings or transmitter building space corresponding thereto.

“Tradeout Agreement” means any Contract, other than film and program barter agreements, pursuant to which Sinclair, Tribune or any of their respective Affiliates has agreed to sell or trade commercial air time or commercial production services of any Station in consideration for any property or service in lieu of or in addition to cash.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Transfer Taxes” means all excise, sales, use, value added, registration stamp, recording, documentary, conveying, franchise, property, transfer, gains and similar Taxes, levies, charges and fees.

“Transferred Employee(s)” has the meaning set forth in Section 8.01(a).

“Transition Services” means the services provided under the Transition Services Agreement substantially in the form attached hereto as Exhibit F.

“Tribune” has the meaning set forth in the Preamble.

“Tribune 401(k) Plan” means a tax-qualified defined contribution plan established or designated by Tribune or any of its Affiliates.

“Tribune Closing” has the meaning set forth in the Recitals.

“Tribune Plan” means each material Employee Plan that Tribune or any of its Affiliates sponsors, maintains or contributes to, or is required to maintain or contribute to, for the benefit of any current or former Employee or under or with respect to which Tribune or any of its Affiliates has any current or contingent material liability or obligation (including any such obligations under any terminated plan or arrangement) with respect to any current or former Employee, but excluding any Multiemployer Plan. For purposes of determining whether an Employee Plan is an Excluded Asset or Excluded Liability and the amount of any Excluded Assets or Excluded Liabilities hereunder, such determination shall be made, in each case, without reference to the term “material” contained in this definition.

“TVE Agreement” means any Contract granting rights with respect to retransmission by an MVPD on an authenticated basis to such MVPD’s system subscribers via OTT Transmission.

“Union Employees” means all Employees who are covered by a Bargaining Agreement.

“WARN Act” has the meaning set forth in Section 8.10.

“WJW” has the meaning set forth in the Recitals.

“WSFL-TV” has the meaning set forth in the Recitals.

Section 1.02    Terms Generally.
(a)The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person.
(b)References to Articles, Sections, Exhibits, Disclosure Schedules and Buyer Disclosure Schedules are to Articles, Sections, Exhibits, Disclosure Schedules and Buyer Disclosure Schedules of this Agreement unless otherwise specified. All Exhibits, Disclosure Schedules and Buyer Disclosure Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Disclosure Schedule or Buyer Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder.
(c)Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term.

(d)References herein to “$” or dollars will refer to United States dollars, unless otherwise specified.
(e)References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.
(f)In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARITICLE II
PURCHASE AND SALE

Section 2.01    Purchase and Sale. Pursuant to the terms and subject to the conditions of this Agreement, Buyer shall purchase and Tribune shall, and Sinclair shall cause Tribune to, sell, convey, transfer, assign and deliver to Buyer at the Closing, free of all Liens other than Permitted Liens, all of the right, title and interest of Sinclair, Tribune and their respective Affiliates in, to and under all of the assets, Contracts and properties that are used primarily in the Business or operations of each Station or located at such Station, whether tangible or intangible, other than the Excluded Assets, as the same shall exist on the date of this Agreement, and to the extent not disposed of in accordance with Section 5.01, and all similar assets, Contracts and properties acquired by Sinclair, Tribune or any of their respective Affiliates between the date hereof and the Closing in accordance with Section 5.01 to the extent located at or used primarily in the Business or operations of any of the Stations (collectively, the “Purchased Assets”), in each case, including:

(a)all Owned Real Property and Real Property Leases;

(b)all Tangible Personal Property, except for any retirements or dispositions thereof made between the date hereof and Closing in accordance with Section 5.01;

(c)all rights under all Contracts used in the Business or operations of the Stations to which Sinclair, Tribune or any of their respective Affiliates is a party that (i) are required to be listed on Section 3.08(a) of the Disclosure Schedules, (ii) are not required by the terms thereof to be listed on Section 3.08(a) of the Disclosure Schedules if used primarily in connection with the Business or operations of any of the Stations, (iii) are expressly referenced in other subsections of this Section 2.01, or (iv) are entered into after the date hereof by Sinclair, Tribune or any of their respective Affiliates pursuant to the terms and subject to the conditions of Section 5.01 to the extent used primarily in connection with the Business or operations of any of the Stations (collectively, the “Assumed Contracts”) with the understanding that Assumed Contracts shall in no event include Excluded Contracts;

(d)all rights under (i) any Contract with any MVPD solely to the extent such Contract is listed on Section 2.01(d) of the Disclosure Schedules (the “Assumed MVPD Contracts”) and (ii) any TVE Agreement arising from or entered into pursuant to an Assumed MVPD Contract and is listed on Section 2.01(d) of the Disclosure Schedules (the “Assumed TVE Agreements”);

(e)all prepaid expenses and deposits (other than prepaid income Taxes) to the extent that Tribune receives an appropriate credit in the Buyer Prorated Amount;

(f)all of the rights, claims, credits, causes of action or rights of set-off of Sinclair, Tribune or any of their respective Affiliates against third parties relating to the Purchased Assets, including unliquidated rights under manufacturers’ and vendors’ warranties, in each case whether or not Buyer or any of its Affiliates incurs Losses relating thereto;

(g)all Intellectual Property used primarily in the Business or operations of any of the Stations and rights in and to the call letters used in the operation of the Business (the “Purchased Intellectual Property”);

(h)all Internet web sites and social media accounts and related agreements, content and databases and domain name registrations and social media account names/handles used primarily in the Business or operations of any of the Stations including as set forth on Section 3.10(a) of the Disclosure Schedules;

(i)the FCC Licenses, along with all other transferable Governmental Authorizations issued by any Governmental Authority (other than the FCC Licenses) used primarily in the Business or operations of any of the Stations;

(j)all prepayments under advertising sales contracts for committed air time for advertising on any of the Stations that has not been aired prior to the Closing Date;

(k)to the extent relating primarily to the Business or operations of any of the Stations, all information and data, sales and business records, books of account, files, invoices, inventory records, general financial, accounting and real and personal property and sales and use Tax records (but excluding all other Tax records), personnel and employment records for Transferred Employees (to the extent permitted by Law) and all engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers and lists of present and former customers, quality control records and manuals, blueprints, litigation and regulatory files, and all other books, documents and records (including all electronic data relating to any of the Stations, including current and historical electronic data relating to such Station’s traffic and historical financial information wherever that information is located);

(l)to the extent relating primarily to the Business or operations of any of the Stations, all management and other information technology systems (including computers and peripheral equipment), platforms, databases, software (including source code), hardware, computer disks, and similar assets, and all licenses and rights in relation thereto (“Purchased IT Assets”); and

(m)all other items listed on Section 2.01(m) of the Disclosure Schedules.

Section 2.02    Excluded Assets. The following assets and properties of Sinclair, Tribune and/or their respective Affiliates (the “Excluded Assets”) shall not be acquired by Buyer and are excluded from the Purchased Assets:

(a)all of the Cash and Cash Equivalents of Sinclair, Tribune or any of their respective Affiliates;

(b)all bank and other depository accounts of Sinclair, Tribune or any of their respective Affiliates;

(c)insurance policies relating to any of the Stations, and all claims, credits, causes of Proceeding or rights, including rights to insurance proceeds, thereunder;

(d)any refunds of Taxes for Pre-Closing Tax Periods (whether received in cash or used to offset Taxes for a Post-Closing Tax Period);

(e)any cause of action or claim relating to any event or occurrence prior to the Effective Time (other than as specified in Section 2.02(e) of the Disclosure Schedules) to the extent such cause of action or claim does not affect or relate to the Business of the Stations following Closing;
(f)all Accounts Receivable;

(g)intercompany accounts receivable and intercompany accounts payable of Sinclair, Tribune or any of their respective Affiliates;

(h)all (i) books, records, files and papers, whether in hard copy or computer format, relating to the preparation of this Agreement or the transactions contemplated hereby, (ii) all minute books and company records of Sinclair, Tribune or any of their respective Affiliates and (iii) duplicate copies of records of the Stations;

(i)all rights of Sinclair, Tribune or any of their respective Affiliates arising under this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby;

(j)any Purchased Asset sold or otherwise disposed of prior to Closing as permitted under Section 5.01;

(k)Contracts that are not Assumed Contracts (including Contracts listed on Section 2.02(k) of the Disclosure Schedules) (collectively, the “Excluded Contracts”);

(l)other than as specifically set forth in Article VIII, any Employee Plan and any assets of any Employee Plan sponsored by Sinclair, Tribune or any of their respective Affiliates including any amounts due to such Employee Plan from Sinclair, Tribune or any of their respective Affiliates;

(m)all Tax records, other than real and personal property and sales and use Tax records;
(n)[reserved];

(o)all Excluded Duopoly Tangible Personal Property;

(p)those assets which are listed on Section 2.02(p) of the Disclosure Schedules;

(q)each of Sinclair’s, Tribune’s and their respective Affiliates’ right, title and interest in and to (i) the Retained Names and Marks, (ii) all URLs and internet domain names consisting of or containing any of the foregoing, and (iii) any variations or derivations of, or marks confusingly similar to, any of the foregoing;

(r)any rights under any non-transferable shrink-wrapped or click-wrapped licenses of computer software and any other non-transferable licenses of computer software used in the operations of any of the Stations;

(s)all capital stock or other equity securities of Sinclair, Tribune or any of their respective Affiliates and all other equity interests in any entity that are owned beneficially or of record by Sinclair, Tribune or any of their respective Affiliates;

(t)any Contracts for cable or satellite transmission or retransmission of a Station with any MVPD, except for the Assumed MVPD Contracts or Assumed TVE Agreements;

(u)any OTT Agreements with respect to a Station;

(v)those assets located at a Hub or used primarily in connection with the provision of Corporate Services; and

(w)all other assets of Sinclair, Tribune or any of their respective Affiliates to the extent not located at or used primarily in the operations of any of the Stations.

Section 2.03    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer will assume, pay and perform only the following liabilities of Sinclair, Tribune and their respective Affiliates (the “Assumed Liabilities”) and no others:

(a)the liabilities and obligations arising with, or relating to, the Business of any of the Stations (including the owning or holding of the Purchased Assets) on and after the Effective Time;

(b)any liability or obligation to the extent of the amount of credit received by Buyer under Section 2.08(a);

(c)all liabilities and obligations relating to the Business or the Purchased Assets arising under Environmental Laws or related to Hazardous Substances, whether or not presently existing, except for such liabilities or obligations that are required to be disclosed on Section 3.09 of the Disclosure Schedules in order for the representations and warranties contained in Section 3.09 to be true and correct as of the date hereof, but which are not so disclosed on such schedule as of the date hereof (collectively, “Excluded Environmental Liabilities”);

(d)any Tax liability or obligation for a Post-Closing Tax Period (including any Taxes allocable under Section 9.04(d) to the portion of any Straddle Period beginning on the Closing Date) with respect to the Purchased Assets (except as expressly provided for in Section 9.02); and

(e)all liabilities with respect to Transferred Employees arising after the Effective Time, or in the case of Inactive Employees, on and after the Employment Commencement Date, (except in all cases (i) (x) for any and all liabilities or obligations relating to, triggered by, accruing or arising as a result of the transactions contemplated hereby or contemplated by the Merger Agreement that are due and payable on or prior to the Closing Date or the Employment Commencement Date, whichever is later, or (y) any liabilities relating to any retention or stay bonus or similar payment to which a Transferred Employee is entitled as of the Closing Date that will become due and payable following the Closing Date or the Employment Commencement Date (whether or not the employment of such Transferred Employee is terminated following either such date) or (ii) to the extent prorated in accordance with Section 2.08(c)), and any other liabilities with respect to Transferred Employees, Sinclair Plans and Tribune Plans, as applicable, in each case which are expressly assumed by Buyer under Article VIII.

Section 2.04    Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall assume only the Assumed Liabilities at the Closing and neither Buyer nor any of its Affiliates shall assume any other liability or obligation of Sinclair, Tribune or any of their respective Affiliates of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained, performed and discharged by, and remain obligations and liabilities of, Sinclair, Tribune or any of their respective Affiliates (all such liabilities and obligations not being assumed as Assumed Liabilities being herein referred to as the “Excluded Liabilities”), and, notwithstanding anything to the contrary in Section 2.03, each of the following shall be deemed Excluded Liabilities for the purposes of this Agreement:

(a)any liability or obligation under or with respect to any Assumed Contract, Governmental Authorization, Order, Real Property Lease or Revenue Lease required by the terms thereof to be discharged (or in respect of any breach thereof) prior to the Effective Time or as set forth on Section 2.04(a) of the Disclosure Schedules;

(b)any liability or obligation for which Sinclair, Tribune or any of their respective Affiliates has already received or will receive the partial or full benefit of the Purchased Asset to which such liability or obligation relates, but only to the extent of such benefit received;

(c)    any liability related to the Indebtedness of Sinclair, Tribune or any of their respective Affiliates, including as set forth on Section 2.04(c) of the Disclosure Schedules;

(d)any liability or obligation relating to or arising out of any of the Excluded Assets;
(e)any liability with respect to Excluded Employees, Employees who are not Transferred Employees, and any former employees of Sinclair, Tribune or any of their respective Subsidiaries that are not Transferred Employees;

(f)any liability or obligation relating to or arising out of any Sinclair Plan or Tribune Plan, except to the extent such liability or obligation is expressly assumed by Buyer under Article VIII;

(g)except to the extent prorated in accordance with Section 2.08(c), any liability or obligation relating to the bonuses, vacation, sick time or other paid time off, with respect to the Transferred Employees, that accrues or arises from services performed prior to the Employment Commencement Date;

(h)any Tax liability or obligation (i) for Pre-Closing Tax Periods (including any Taxes allocable under Section 9.04(d) to the portion of any Straddle Period ending on the day prior to the Closing Date) with respect to the Purchased Assets (except as expressly provided for in Section 9.02) or (ii) imposed on or payable by or with respect to Sinclair, Tribune or their respective Affiliates (except as expressly provided in Section 9.02), and with respect to clause (ii), excluding any such liability or obligation relating to the Purchased Assets;

(i)any liability to indemnify, reimburse or advance amounts to any officer, member, Employee or agent of Sinclair, Tribune or any of their respective Affiliates, other than any liability to any Transferred Employee incurred on or after the applicable Employment Commencement Date;

(j)any liability or obligation for (i) (x) any severance, retention, performance or stay bonus or any other compensation payable in connection with the consummation of the transactions contemplated hereby or contemplated by the Merger Agreement (including any termination of employment in connection therewith) that is due and payable on or prior to the Effective Time or the Employment Commencement Date, whichever is later, or (y) any liabilities relating to any retention or stay bonus or similar payment to which a Transferred Employee is entitled as of the Closing Date that will become due and payable following the Closing Date or the Employment Commencement Date (whether or not the employment of such Transferred Employee is terminated following either such date), (ii) any claims by or on behalf of Transferred Employees arising during or to the extent relating to periods prior to the Employment Commencement Date, except to the extent taken into account as a proration in accordance with Section 2.08(c), and (iii) the matters set forth in Section 8.06 with respect to equity awards;

(k)the liabilities and obligations arising out of, or with respect to, the Business or the operations of any of the Stations, including the owning or holding of the Purchased Assets,

prior to the Effective Time (excluding any liability or obligation expressly assumed by Buyer hereunder), including any Proceeding arising from or related to the period prior to the Effective Time;
(l)all Excluded Environmental Liabilities;

(m)all liabilities and obligations of Sinclair, Tribune or any of their respective Affiliates (i) not related to the Business or the Purchased Assets, or (ii) that are not Assumed Liabilities; and

(n)any liability or obligations of Sinclair or Tribune under, or in connection with, this Agreement or any document executed in connection therewith, including the Ancillary Agreements or the sales process for the Stations, including any fees or expenses incurred in connection therewith except as otherwise agreed by the parties.

Section 2.05    Assignment of Contracts and Rights. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of Buyer or Sinclair or any of their respective Affiliates thereunder. Buyer and Sinclair shall use their respective reasonable best efforts to obtain such consents after the execution of this Agreement until each such consent is obtained. If any such consent is not obtained prior to the Closing Date, Buyer and Sinclair shall use their respective reasonable best efforts to obtain such consent as soon as reasonably practicable after the Closing Date. Buyer and Sinclair will cooperate in a mutually agreeable arrangement under which Buyer will obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, occupancy and use agreements or sub-leasing to Buyer or its Affiliates and enforcement by Sinclair, Tribune or their respective Affiliates for the benefit of Buyer or its Affiliates, as applicable, of any and all rights of Sinclair, Tribune and their respective Affiliates against a third party thereto. Notwithstanding the foregoing, none of Sinclair, Tribune, Buyer or any of their respective Affiliates shall be required to pay consideration to any third party to obtain any consent by virtue of this provision, except, in the case of a Real Property Lease, a reasonable consent fee or other consideration or a reimbursement of expenses contemplated by such Real Property Lease or required by the applicable landlord, which such consent fee or other consideration shall be paid one half (1/2) by each of Buyer and Sinclair. Once such consent, or waiver thereof is obtained following the Closing Date, Sinclair shall or shall cause its Affiliates to sell, transfer, assign, convey or deliver to Buyer the relevant Purchased Asset to which such consent or waiver relates for no additional consideration, and Sinclair, Tribune or such Affiliate shall have no further liability or obligation thereunder (including, for the avoidance of doubt, any obligation to guarantee any of such party’s obligations under such agreement).

Section 2.06    Purchase Price. In consideration for the sale of the Purchased Assets, Buyer shall, at the Closing, in addition to assuming the Assumed Liabilities, pay to Tribune or its designee an aggregate amount equal to Nine Hundred Ten Million Dollars ($910,000,000) (the “Purchase Price”) by wire transfer of immediately available funds pursuant to wire instructions that Sinclair shall provide to Buyer no later than five (5) Business Days prior to the Closing Date. The Purchase

Price payable at the Closing shall be subject to adjustment in accordance with the last sentence of Section 2.08(d).

Section 2.07    Closing.

(a)The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Eastern Standard Time, at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York, 10004, no later than the fifth (5th) Business Day following the date that all of the closing conditions set forth in Article X hereof shall be satisfied or waived (other than those conditions required to be satisfied at or as of Closing (or at or immediately following the Closing in the case of the condition set forth in Section 10.01(d)), but subject to the satisfaction or waiver of such conditions at Closing) unless another date, time or place is agreed to in writing by Sinclair, Tribune and Buyer (such date, the “Closing Date”). It is agreed that, subject to the foregoing, that the Closing shall occur immediately prior to the Tribune Closing, except to the extent that Tribune fails to timely consummate the Closing in accordance with the terms of this Agreement, in which case, the Closing will occur immediately after the Merger and Sinclair shall consummate the Closing and cause the actions contemplated to be taken by Tribune pursuant to this Article II to be taken.

(b)Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following closing transactions at the Closing:
(i)Buyer shall deliver:

(1)to Sinclair, the certificate described in Section 10.02(c); and

(2)to Tribune, the cash Purchase Price in accordance with Section 2.06 and any applicable Estimated Prorations Adjustment in accordance with Section 2.08(d) by wire transfer of immediately available funds.

(ii)Tribune, shall deliver, or Tribune or Sinclair shall cause each Station Subsidiary of Tribune, as applicable, to deliver, to Buyer:

(1)the certificate described in Section 10.03(d);

(2)a duly executed Bill of Sale, substantially in the form attached hereto as Exhibit A;

(3)a duly executed special warranty deed for each Owned Real Property, as applicable, from Sinclair, Tribune or one of their respective Affiliates, in form and substance reasonably acceptable to Buyer;

(4)release letters and Form UCC-3 termination statements or other appropriate releases from the lenders or other holders of funded Indebtedness of Tribune and its Affiliates including as listed on Section 2.07 of the Disclosure Schedules, which with respect to the form UCC-3 termination statements, when filed, release and discharge all Liens on the Purchased Assets, other than Permitted Liens;

(5)with respect to the Owned Real Property such customary title affidavits as may be reasonably requested by Buyer’s title insurance company.

(iii)Buyer shall execute and deliver to Tribune, and Tribune shall execute and deliver, or Tribune or Sinclair shall cause each Station Subsidiary of Tribune, as applicable, to execute and deliver, to Buyer:

(1)a duly executed Assignment and Assumption of FCC Licenses, substantially in the form attached hereto as Exhibit B;

(2)a duly executed Assignment and Assumption of Purchased Intellectual Property, substantially in the form attached hereto as Exhibit C;

(3)a duly executed Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit D annexed hereto;

(4)a duly executed Assignment and Assumption Agreement for the Real Property Leases, as applicable, substantially in the form attached hereto as Exhibit E, or, in the event that necessary consents to assignment have not been obtained prior to the Closing, appropriate subleases, occupancy or use agreements pursuant to Section 2.05 hereof, in each case in form and substance reasonably satisfactory to Sinclair and Buyer;

(iv)Buyer shall execute and deliver to Sinclair, and Sinclair shall execute and deliver to Buyer:
(1)a duly executed Transition Services Agreement, substantially in the form attached hereto as Exhibit F; and

(2)a duly executed News Share Agreement, substantially in the form attached hereto as Exhibit G;

(3)a duly executed Reverse Transition Services Agreement, substantially in the form attached hereto as Exhibit H;

(4)a duly executed Shared Programming License Agreement, substantially in the form attached hereto as Exhibit I; and

(5)a duly executed Site License Agreement, substantially in the form attached hereto as Exhibit J.

Section 2.08    General Proration.
(a)All Purchased Assets that would be classified as current assets in accordance with GAAP, and all Assumed Liabilities that would be classified as current liabilities in accordance with GAAP, shall be prorated between Buyer and Tribune as of the Effective Time, including by taking into account the elapsed time or consumption of an asset during the month in which the Effective Time occurs (respectively, the “Prorated Purchased Assets” and the “Prorated Assumed Liabilities”). Such Prorated Purchased Assets and Prorated Assumed Liabilities relating to the period prior to the Effective Time shall be for the account of Tribune and those relating to the period on and after the Effective Time for the account of Buyer and shall be prorated accordingly. In accordance with this Section 2.08, (i) Buyer shall be required to pay to Tribune the amount of any Prorated Purchased Asset previously paid for by Tribune, Sinclair or any of their respective Affiliates, to the extent Buyer will receive a current benefit on and after the Effective Time with the understanding that such amount should not have been recognized as an expense in accordance with GAAP prior to the Effective Time (the “Buyer Prorated Amount”); and (ii) Tribune shall be required to pay, or Sinclair shall be required to cause to be paid, to Buyer the amount of any Prorated Assumed Liabilities to the extent they arise with respect to the operation of any of the Stations prior to the Effective Time and are not assumed or paid for by Sinclair, Tribune or any of their respective Affiliates (the “Seller Prorated Amount”). Such payment by or on behalf of Buyer or Tribune or Sinclair, as the case may be, shall be made within ten (10) Business Days after the Final Settlement Statement becomes final and binding upon the parties.

(b)The prorations contemplated by this Section 2.08 shall include all FCC regulatory fees, utility expenses, liabilities and obligations under Contracts (including Contracts relating to Program Rights), rents and similar prepaid and deferred items, reimbursable expenses and all other expenses and obligations, such as deferred revenue and prepayments and sales commissions, attributable to the ownership and holding of the Purchased Assets or the operation of any of the Stations that straddles the period before and after Effective Time. The prorations contemplated by this Section 2.08 shall also include proration with respect to certain matters set forth on Section 2.08(b) of the Disclosure Schedules. Notwithstanding anything in this Section 2.08 to the contrary, (i) if, at the Effective Time, the Stations (on an aggregate basis, and not on a Station by Station basis) have an aggregate negative barter balance (i.e., the amount by which the value of air time to be provided by all of the Stations after the Effective Time exceeds the fair market value of corresponding goods and services to be received after such date), there shall be no proration or adjustment, unless the aggregate negative barter balance of all of the Stations exceeds Three Hundred Fifty Thousand Dollars ($350,000), in which event such excess shall be treated as prepaid time sales of Tribune, and adjusted for as a proration in Buyer’s favor (in determining barter balances, the value of air time shall be based upon Tribune’s average cash rates in respect of the Stations as of the Effective Time, and corresponding goods and services shall include those to be received by the Stations after the Effective Time plus those received by the Stations before the Effective Time to the extent conveyed by Tribune to Buyer as part of the Purchased Assets); (ii) there shall be no proration under this Section 2.08 to the extent there is an aggregate positive barter balance with respect to the Tradeout Agreements; (iii) there shall be no proration under this Section 2.08 for Program Rights agreements except to the extent that any payments or performance due under such Program Rights agreements relate to a payment period that straddles the Effective Time; and (iv) proration with respect to Taxes shall be governed exclusively by Section 9.04(d).

(c)The portion of accrued vacation and personal time for Transferred Employees in Non-Payout States that is accrued by Tribune or Sinclair (or any Affiliate, respectively) for periods on or prior to the Closing Date shall be included in prorations under this Section 2.08. The portion of the annual bonuses for the Transferred Employees in respect of service during the year during which the Closing occurs required to be accrued by Tribune or Sinclair (or any Affiliate thereof) in accordance with GAAP for periods on or prior to the Closing Date (the “Accrued Bonus Amount”) (which for the avoidance of doubt, shall exclude (x) those severance, retention, performance or stay bonuses payable in connection with the consummation of the transactions contemplated hereby or contemplated by the Merger Agreement that are due and payable prior to or at the Effective Time or the Employment Commencement Date, whichever is later, or (y) those retention or stay bonuses or similar payments to which any Transferred Employee is entitled as of the Closing Date that will become due and payable following the Closing Date or the Employment Commencement Date (whether or not the employment of a Transferred Employee is terminated following either such date), each of which shall be an Excluded Liability) shall be included in prorations under this Section 2.08.
(d)At least two (2) Business Days prior to the Closing Date, Sinclair shall provide Buyer with a statement setting forth the Estimated Prorations Adjustment, together with a schedule setting forth, in reasonable detail, the components thereof, which shall be a good faith estimate of the prorations contemplated by this Section 2.08 (the “Estimated Settlement Statement”). At the Closing, (i) Buyer shall be required to pay to Tribune (or its designee) the amount equal to the Estimated Prorations Adjustment if the Estimated Prorations Adjustment is a positive number or (ii) the Purchase Price to be paid by Buyer to Tribune shall be reduced by the amount equal to the absolute value of the Estimated Prorations Adjustment if the Estimated Prorations Adjustment is a negative number.

(e)Within one hundred twenty (120) days after the Closing Date, (i) Buyer shall prepare and deliver to Sinclair a statement setting forth the proposed proration of assets and liabilities in the manner described in this Section 2.08 (the “Settlement Statement”) setting forth the Seller Prorated Amount and the Buyer Prorated Amount, together with a schedule setting forth, in reasonable detail, the components thereof, and (ii) Sinclair shall prepare and deliver a certificate setting forth the calculation of Net Repack Costs subject to reimbursement by Buyer in accordance with Section 7.10(b).

(f)Sinclair shall provide reasonable access (upon reasonable advance notice and during normal business hours) to such employees, books, records, financial statements, and its independent auditors as Buyer or its Affiliates reasonably believe is necessary in connection with its preparation of the Settlement Statement (it being understood and agreed that any such access will not unreasonably disrupt the normal business of Sinclair).

(g)During the ninety (90) day period following the receipt of the Settlement Statement, Sinclair’s or its Affiliates’ independent auditors shall be permitted to review and make copies reasonably required of (i) the financial statements relating to the Settlement Statement, (ii) the working papers relating to the Settlement Statement, (iii) the books and records relating to the Settlement Statement, and (iv) any supporting schedules, analyses and other documentation relating to the Settlement Statement. Without limitation of the foregoing, Buyer shall provide reasonable access (upon reasonable advance notice and during normal business hours) to such employees, books, records, financial statements, and its independent auditors as Sinclair or its Affiliates reasonably believe is necessary in connection with its review of the Settlement Statement (it being understood and agreed that any such access will not unreasonably disrupt the normal business of Buyer).
(h)Prior to the date that is ninety (90) days following Buyer’s delivery of the Settlement Statement, Sinclair shall provide written notice to Buyer of its agreement or of its disagreement with the Settlement Statement (the “Notice of Disagreement”). If Sinclair delivers a notice of its agreement with the Settlement Statement delivered by Buyer or fails to deliver a Notice of Disagreement within such ninety (90) day period, the Settlement Statement shall become final and binding upon the parties (and thereby deemed to be the “Final Settlement Statement”). If Sinclair delivers a Notice of Disagreement, the Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted (including the item and amount of, and reason for, such disagreement). If a Notice of Disagreement is delivered hereunder, then the Settlement Statement (as revised in accordance with the following clauses (i) or (ii) below) shall become the Final Settlement Statement on the earlier of (i) the date Buyer and Sinclair resolve in writing any differences they have with respect to the matters specified or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm as provided herein.

(i)During the thirty (30) day period following the delivery of a Notice of Disagreement to Buyer that complies with the preceding paragraphs, Buyer and Sinclair shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Notice of Disagreement. During such period (i) Buyer and its independent auditors, at Buyer’s sole cost and expense, shall be, and Sinclair and its independent auditors, at Sinclair’s sole cost and expense, shall be, in each case permitted to review and make copies reasonably required of (w) the financial statements reflecting the operation of the Stations, in the case of Buyer, and Buyer, in the case of Sinclair, relating to the Notice of Disagreement, (x) the working papers of Sinclair, in the case of Buyer, and Buyer, in the case of Sinclair, and such other party’s auditors, if any, relating to the Notice of Disagreement, (y) the books and records of Sinclair, in the case of Buyer, and Buyer, in the case of Sinclair, relating to the Notice of Disagreement, and (z) any supporting schedules, analyses and documentation relating to the Notice of Disagreement; and (ii) Sinclair, in the case of Buyer, and Buyer, in the case of Sinclair, shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of such other party and such other party’s independent auditors, as such first party reasonably believes is necessary in connection with its review of the Notice of Disagreement (it being understood and agreed that any such access will not unreasonably disrupt the normal business of the party providing such access).

(j)If, at the end of such thirty (30) day period, Buyer and Sinclair have not resolved such differences, Buyer and Sinclair shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. Within sixty (60) days after selection of the Accounting Firm, Buyer and Sinclair shall submit their respective positions to the Accounting Firm, in writing, together with any other materials relied upon in support of their respective positions. Buyer and Sinclair shall use reasonable best efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such materials to the Accounting Firm. The determination of the Accounting Firm, absent fraud or manifest error of the Accounting Firm, shall be final and binding on the parties and enforceable in any court of competent jurisdiction. Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.08 shall be borne by Buyer and Sinclair in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportional allocations shall also be determined by the Accounting Firm at the time it renders its determination. The fees and expenses (if any) of Buyer’s independent auditors and attorneys incurred in connection with the review of the Notice of Disagreement shall be borne by Buyer, and the fees and expenses (if any) of Sinclair’s independent auditors and attorneys incurred in connection with their review of the Settlement Statement shall be borne by Sinclair.

(k)Within ten (10) Business Days after the Settlement Statement becomes the Final Settlement Statement, (i) Buyer shall be required to pay to Sinclair (or its designee) the amount, if any, by which the Final Prorations Adjustment is higher than the Estimated Prorations Adjustment or (ii) Sinclair shall pay or cause to be paid to Buyer the amount, if any, by which the Estimated Prorations Adjustment is higher than the Final Prorations Adjustment, as the case may be. All payments made pursuant to this Section 2.08(k) must be made via wire transfer in immediately available funds to an account designated by the recipient party, together with interest thereon at the prime rate (as reported by The Wall Street Journal or, if not reported therein, by another mutually-agreeable source) as in effect from time to time from the Closing to the date of actual payment.

(l)Notwithstanding the foregoing, in the event that Sinclair delivers a Notice of Disagreement, Sinclair shall pay or cause to be paid to Buyer or Buyer shall pay to Sinclair, as applicable, within ten (10) Business Days of the receipt of the Notice of Disagreement, by wire transfer in immediately available funds, any undisputed amount owed by Sinclair or Buyer to the other, as the case may be, together with interest thereto, calculated as described in Section 2.08(k).

Section 2.09    Multi-Station Contracts.

(a)In the event that one or more Other Stations is party to, or has rights or obligations with respect to, an Assumed Contract (each such Assumed Contract, as indicated on Section 3.08(a) of the Disclosure Schedules, a “Multi-Station Contract”), the rights and obligations under such Multi-Station Contract that are assigned to and assumed by Buyer (and included in the Purchased Assets and Assumed Liabilities, as the case may be) shall include only those rights and obligations under such Multi-Station Contract that are applicable to a Station. The rights of each Other Station with respect to such Contract and the obligations of each Other Station to such Contract shall not be assigned to and assumed by Buyer (and shall be Excluded Assets and Excluded Liabilities, as applicable). For purposes of determining the scope of the rights and obligations of the Multi-Station Contracts, the rights and obligations under each Multi-Station Contract shall be equitably allocated among (1) the applicable Station, on the one hand, and (2) the Other Stations, on the other hand, in accordance with the following equitable allocation principles:

(i)any allocation set forth in the Multi-Station Contract shall control;

(ii)if there is no allocation in the Multi-Station Contract as described in clause (i) hereof, then any reasonable allocation previously made by Sinclair, Tribune or their respective Affiliates in the ordinary course of business and disclosed on Section 2.09(a)(ii) of the Disclosure Schedules shall control;

(iii)if there is no reasonable allocation as described in clause (ii) hereof, then the quantifiable proportionate benefits and obligations to be received and performed, as the case may be, by Sinclair and Buyer and their respective Affiliates after the Effective Time (to be determined by mutual good faith agreement of Sinclair and Buyer) shall control; and

(iv)if there are no quantifiable proportionate benefits and obligations as described in clause (iii) hereof, then reasonable accommodation (to be determined by mutual good faith agreement of Sinclair and Buyer) shall control.

(b)Subject to any applicable third-party consents, such allocation and assignment with respect to any Multi-Station Contract shall be effectuated, at the election of Sinclair with the consent of Buyer (not to be unreasonably withheld, conditioned or delayed), by termination of such Multi-Station Contract in its entirety with respect to the applicable Station and the execution of new Contracts with respect to such Station or by an assignment to and assumption by Buyer of the related rights and obligations under such Multi-Station Contract. Buyer and Sinclair shall, and Sinclair shall use reasonable best efforts to cause Tribune to, use reasonable best efforts to obtain any such new Contracts or assignments to, and assumptions by, Buyer in accordance with this Section 2.09 and Section 2.05; provided, that, completion of documentation of any such allocation under this Section 2.09 is not a condition to Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SINCLAIR

Except as set forth on the Disclosure Schedules (it being agreed that any disclosure of any item in any section or subsection of the schedules hereto shall be deemed to be disclosure only with respect to the section or subsection of the Agreement to which such schedule corresponds and all other sections or subsections of the schedules to which applicability of such disclosure is reasonably apparent on its face), Sinclair (and, for the avoidance of doubt, not Tribune) represents and warrants to Buyer as follows:
Section 3.01    Existence and Power. Each of Sinclair and Tribune is duly organized, validly existing and in good standing under the laws of the state of its organization. Each of Sinclair and Tribune is qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Sinclair or Tribune, directly or through one or more of their respective Affiliates, has the requisite power and authority to own and hold the Purchased Assets and to directly or indirectly operate the Stations as currently operated.

Section 3.02    Authorization; Voting Requirements.

(a)The execution and delivery by Sinclair and Tribune of this Agreement and the execution and delivery by Sinclair, Tribune and their respective Affiliates of the Ancillary Agreements (to which Sinclair, Tribune or such Affiliate is or will be a party), the performance by Sinclair, Tribune and such Affiliates of their obligations hereunder and thereunder (as applicable) and the consummation by Sinclair, Tribune and such Affiliates of the transactions contemplated hereby and thereby (as applicable) are within Sinclair’s, Tribune’s and such Affiliates’ corporate or other organizational power and authority and have been duly authorized and approved by all requisite corporate action by Sinclair, Tribune and their respective Affiliates and (to the extent required) stockholders, and no other corporate or other organizational action on the part of Sinclair, Tribune or their respective Affiliates or stockholders is necessary to authorize and approve the execution, delivery and performance by Sinclair, Tribune or their respective Affiliates, as the case may be, of this Agreement and the Ancillary Agreements (to which Sinclair, Tribune or such Affiliate is or will be a party) or the consummation by Sinclair, Tribune and their respective Affiliates of the transactions contemplated hereby and thereby.

(b)This Agreement has been duly executed and delivered by Sinclair and Tribune, and the Ancillary Agreements (to which Sinclair, Tribune or such Affiliate is or will be a party) will be duly executed and delivered by Sinclair, Tribune or such Affiliate. This Agreement (assuming due authorization, execution and delivery by Buyer) constitutes, and each Ancillary Agreement (to which Sinclair, Tribune or such Affiliate is or will be a party) will constitute when executed and delivered by Sinclair, Tribune or such Affiliate, the legal, valid and binding obligation of Sinclair, Tribune or such Affiliate, enforceable against Sinclair, Tribune or such Affiliate in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership or other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (“Enforceability Exceptions”).

Section 3.03    Governmental Authorization; Non-Contravention. Except as set forth on Section 3.03 of the Disclosure Schedules, the execution, delivery and performance by Sinclair and Tribune of this Agreement and by Sinclair, Tribune and their respective Affiliates of each Ancillary Agreement (to which Sinclair, Tribune or such Affiliate is or will be a party) and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or filing with or notification to, any Governmental Authority other than the FCC Consent, DOJ approval with respect to the transactions contemplated by the Merger Agreement (the “DOJ Consent”) and compliance with any applicable requirements of the HSR Act including, to the extent applicable, the expiration of any waiting periods thereunder (“HSR Clearance,” and together with the FCC Consent and the DOJ Consents, the “Required Governmental Approvals”). Assuming the Required Governmental Approvals and the authorizations, consents and approvals referred to in Section 3.03 of the Disclosure Schedules are obtained, the execution, delivery and performance by Sinclair and Tribune of this Agreement and by Sinclair, Tribune or their respective Affiliates of each Ancillary Agreement do not (a) conflict with or breach any provision of the certificate of incorporation or bylaws of Sinclair, Tribune or such Affiliates, (b) conflict with or breach any provision of any Law or Order, (c) require any consent, waiver, notice of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Material Contract (other than any Excluded Contract) or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any Purchased Asset, except, in the case of each of clauses (b), (c) and (d), as has not had and would not reasonably be expected to have, individually or in the aggregate, a material effect on the Business or the ownership or use of the Purchased Assets taken as a whole.

Section 3.04    FCC and Programming Distribution Matters.

(a)Section 3.04(a) of the Disclosure Schedules sets forth a correct and complete list of (x) the FCC Licenses and the holders thereof, which FCC Licenses constitute all of the FCC Licenses of the Stations and (y) any Station that is a low power television or translator station that as a result of the Repack is subject to displacement or discontinued operations on its existing channels prior to the Closing. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated, and have not expired. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as set forth on Section 3.04(a) of the Disclosure Schedules, the FCC Licenses (i) have been issued for the full terms customarily issued by the FCC for each class of station, which expire as indicated on Section 3.04(a) of the Disclosure Schedules and (ii) are not subject to any condition, except for those conditions appearing on the face of the FCC Licenses and conditions generally applicable to each class of station.

(b)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as set forth on Section 3.04(b) of the Disclosure Schedules, (i) each of the Stations are operated, and since December 1, 2015, have been operated in compliance with the Communications Act and the FCC Rules and the applicable FCC Licenses, (ii) all material registrations and reports required to have been filed with the FCC relating to the FCC Licenses have been filed (which registrations and reports were accurate in all material respects as of the time such registrations and reports were filed), (iii) all FCC regulatory fees due in respect of each Station have been paid, (iv) the construction of all facilities or changes contemplated by any of the FCC Licenses or construction permits issued to modify the FCC Licenses have been completed to the extent required to be completed as of the date hereof, (v) there are no material applications, petitions, Proceedings or other actions or complaints pending or, to the Knowledge of the Selling Parties, threatened, before the FCC relating to any Station and (vi) neither Sinclair, Tribune, nor any of their respective Affiliates has (x) entered into a tolling agreement or otherwise waived any statute of limitations relating to the Stations during which the FCC may assess any fine or forfeiture or take any other action or (y) agreed to any extension of time with respect to any FCC investigation or Proceeding relating to the Stations. There is not pending, nor, to the Knowledge of the Selling Parties, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses for main station television broadcast facilities (other than proceedings to amend FCC Rules of general applicability), nor is there issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against any Station, Sinclair, Tribune or any of their respective Affiliates with respect to the Stations that would reasonably be expected to result in any such action.
(c)Except as set forth on Section 3.04(c) of the Disclosure Schedules, Sinclair, Tribune or their respective Affiliates are qualified under the Communications Laws to transfer, or cause to be transferred, the FCC Licenses to Buyer. To the Knowledge of the Selling Parties, and except as set forth on Section 3.04(c) of the Disclosure Schedules, there are no facts or circumstances relating to any of the Stations that would reasonably be expected to (i) result in the FCC’s refusal to grant the FCC Consent or (ii) materially delay the receipt of the FCC Consent. To the Knowledge of the Selling Parties, and except as set forth on Section 3.04(c) of the Disclosure Schedules, there is no reasonable cause to expect that the FCC Application would be challenged or not be granted by the FCC in the ordinary course due to any fact or circumstance relating to Sinclair, Tribune, the Business or the FCC Licenses. Neither the entry of Sinclair or Tribune into this Agreement nor the consummation of the transactions contemplated hereby will require any grant or renewal of any waiver granted by the FCC applicable to Sinclair, Tribune or any of the Stations, individually or taken together.
(d)Except as set forth on Section 3.04(d) of the Disclosure Schedules, none of Sinclair, Tribune or their respective Affiliates, is, with respect to any of the Stations to which the Purchased Assets pertain, a party to (i) any local marketing agreement, time brokerage agreement, joint sales agreement, shared services or other similar agreement (collectively, a “Sharing Agreement”) or (ii) any Channel Sharing Agreement.

(e)The Towers owned by Sinclair, Tribune or the Station Subsidiaries, are registered to the extent required by Law and all such Towers have been constructed, and are operated and maintained, in compliance in all material respects with the FCC Licenses and all applicable Laws, including the Communications Act, FCC Rules, and those rules and requirements promulgated by the FAA except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Station is operating at the effective radiated power authorized under the FCC Licenses within the tolerance permitted by FCC Rules. To the Knowledge of the Selling Parties, no Station causes or receives any material interference that is in violation of the Communications Act, FCC Rules or any other applicable Laws.

(f)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as set forth on Section 3.04(f) of the Disclosure Schedules and without limiting the generality of Section 3.04(b) above, each of Sinclair, Tribune or their respective Affiliates, as applicable, has: (i) timely applied for, and obtained, construction permits from the FCC to move the Repacked Stations to the new channels specified in the Repack Public Notice; (ii) timely filed in respect of each Repacked Station an FCC Form 2100, Schedule 399 specifying the estimated reimbursable relocation costs associated with the channel change of such Repacked Station; (iii) established one or more bank accounts into which cost reimbursements resulting from the Repack will be deposited prior to the Closing; (iv) timely filed all transition progress reports required by the FCC in connection with the Repack of the Repacked Stations; and (v) made available to Buyer accurate and complete copies of all the filings referenced in the foregoing clauses (i), (ii), (iii), and (iv).

(g)Section 3.04(g) of the Disclosure Schedules contains, as of the date hereof, (x) a list of all Station retransmission consent agreements with MVPDs and (y) a list of all of the MVPDs that, to the Knowledge of the Selling Parties, carry any of the Stations outside such Station’s Market. Each of Sinclair and its Affiliates and Tribune and its Affiliates, as the case may be, have timely made retransmission consent elections with respect to each applicable Station and have entered into retransmission consent agreements with respect to each MVPD in each Market. Except as set forth on Section 3.04(g) of the Disclosure Schedules, since December 1, 2015 and until the date hereof, (i) no such MVPD has provided written notice to Sinclair, Tribune or their respective Affiliates of any material signal quality issue or has failed to respond to a request for carriage or, to the Knowledge of the Selling Parties, sought any form of relief from carriage of a Station from the FCC, (ii) none of Sinclair, Tribune or their respective Affiliates has received any written notice from any such MVPD of such MVPD’s intention to delete a Station from carriage or to change such Station’s channel position and (iii) none of Sinclair, Tribune or their respective Affiliates has received written notice of a petition seeking FCC modification of the Market in which a Station is located.

Section 3.05    Taxes.

(a)Except as set forth on Section 3.05(a) of the Disclosure Schedules, all material Tax Returns (including sales and use returns) required to have been filed with respect to the Purchased Assets have been filed, all such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws, and all material Taxes (whether or not shown on any Tax Return) required to have been paid with respect to the Purchased Assets have been paid.

(b)There are no material Liens against the Purchased Assets in respect of any Taxes, other than Permitted Liens.

(c)Except as set forth on Section 3.05(c) of the Disclosure Schedules, there is no material Proceeding pending or, to the Knowledge of the Selling Parties, threatened in writing by any Governmental Authority for the assessment or collection of any Taxes with respect to the Purchased Assets.

(d)None of Sinclair, Tribune or their respective Affiliates are currently the beneficiary of any extension of time within which to file any material Tax Return with respect to the Purchased Assets, other than any such extension that was obtained in the ordinary course of business consistent with past practice.

(e)There is no material dispute or claim concerning any Tax liability with respect to the Purchased Assets which has been claimed or raised by any Governmental Authority in writing.

(f)None of Sinclair, Tribune or their respective Affiliates have (i) waived any statute of limitations in respect of material Taxes with respect to the Purchased Assets or (ii) agreed to any extension of time with respect to a material Tax assessment or deficiency which extension is currently in effect with respect to the Purchased Assets.

(g)All material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party that relate to the Purchased Assets have been withheld and paid in full.

(h)No Tax allocation, Tax sharing or Tax indemnity or similar agreement or arrangement, or power of attorney with respect to any Tax matter is currently in force with respect to the Purchased Assets that would bind, obligate or restrict Buyer with respect to the Purchased Assets, other than any such agreement or arrangement contained in a customary commercial agreement entered into in the ordinary course of business that does not relate primarily to Tax.

(i)No written notice or inquiry from any jurisdiction where Tax Returns are not currently filed with respect to the Purchased Assets has been received to the effect that such filings may have been required or that the Purchased Assets may otherwise be subject to taxation by such jurisdiction.

Section 3.06    Tangible Personal Property.

(a)Section 3.06(a)(i) of the Disclosure Schedules contains a correct and complete list of all material items of equipment, machinery, transmitters, antennas, cables, Towers, vehicles, computers, furniture, fixtures, spare parts and other tangible personal property of every kind and description owned, used, or held for use by Sinclair, Tribune or their respective Affiliates primarily in connection with the operations of the Stations, except for any retirements or dispositions thereof made between the date hereof and the Closing in accordance with Article V (the “Tangible Personal Property”). With respect to any Duopoly Station, Section 3.06(a)(ii) of the Disclosure Schedules contains a correct and complete list of the material items of equipment, machinery, transmitters, antennas, cables, Towers, vehicles, computers, furniture, fixtures, spare parts and other tangible personal property of every kind and description owned or held by Sinclair, Tribune or their respective Affiliates that are not used primarily in connection with such Station, except for any retirements or dispositions thereof made between the date hereof and the Closing in accordance with Article V (the “Excluded Duopoly Tangible Personal Property”).

(b)Except as has not had and as would not reasonably be expected to have, individually or in the aggregate, a material effect on the Business or the ownership or use of the Purchased Assets, Sinclair, Tribune or their respective Affiliates, in respect of the Tangible Personal Property (i) have valid title to all such properties, assets and other rights reflected in its books and records as owned by it free and clear of all Liens (other than Permitted Liens) and (ii) own, have valid leasehold interests in or valid contractual rights to use all of such properties, assets and other rights (in each case except for Permitted Liens). Except as has not had and as would not reasonably be expected to have, individually or in the aggregate, a material effect on the Business or the ownership or use of the Purchased Assets, no other Person other than Sinclair, Tribune or their respective Affiliates has any rights to use the Tangible Personal Property, whether by lease, sublease, license or other instrument.

(c)All Tangible Personal Property (including the Purchased IT Assets) are in good operating condition in all material respects, ordinary wear and tear excepted, and has been maintained in all material respects in accordance with normal industry practice. There has been no failure, breakdown or continued substandard performance of any Purchased IT Asset that has caused a material disruption or interruption in or to the operations of the Stations. Except as set forth on Section 3.06(c) of the Disclosure Schedules, the Purchased IT Assets are reasonably sufficient for the immediate and anticipated future needs of the operations of the Stations as currently conducted. Sinclair, Tribune and their respective Affiliates have in place industry standard disaster recovery and business continuity plans, procedures and facilities for the Purchased IT Assets and all Intellectual Property that is stored or transmitted via the Purchased IT Assets.

Section 3.07    Real Property.

(a)Section 3.07(a) of the Disclosure Schedules sets forth, as of the date of this Agreement, (i) in Section 3.07(a)(i) thereof, a correct and complete list of all real property (by name and location) that is owned in fee simple by Sinclair, Tribune or their respective Affiliates, in each case for use by the Business (collectively, the “Owned Real Property”) and (ii) in Section 3.07(a)(ii) thereof, a correct and complete list of all Contracts (collectively, “Real Property Leases”) pursuant to which Sinclair, Tribune or their respective Affiliates lease, license or sublicense real property for use by the Business (collectively, the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”).

(b)With respect to any Duopoly Station, Section 3.07(b) of the Disclosure Schedules, sets forth as of the date of this Agreement, (i) a correct and complete list of all real properties (by name and location) owned by Sinclair, Tribune or their respective Affiliates, in each case, that are used on a non-exclusive basis in connection with such Station and (ii) a correct and complete list of the material leases, subleases or other occupancies to which Sinclair, Tribune or their respective Affiliates are a party as tenant for real property, in each case, that are used on a non-exclusive basis in connection with such Station.

(c)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material impact on the ownership or use of the Owned Real Property, Sinclair, Tribune and their respective Affiliates have good and marketable fee simple title to the Owned Real Property, in each case free and clear of all Liens, other than Permitted Liens.  None of Sinclair, Tribune or their respective Affiliates is obligated under, nor is party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any of the Owned Real Property or any portion thereof or interest therein.

(d)With respect to the Owned Real Property, except as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Business, there is no pending or, to the Knowledge of the Selling Parties, threatened condemnation, eminent domain or taking Proceeding. To the Knowledge of the Selling Parties, there is no private restrictive covenant or governmental use restriction (including zoning) on all or any portion of the Real Property that prohibits or materially interferes with the current use of the Real Property.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material impact on the use of the real property subject to a Real

Property Lease, (i) Sinclair, Tribune or their respective Affiliates have valid leasehold title to each real property subject to a Real Property Lease sufficient to allow Sinclair, Tribune or their respective Affiliates to conduct the Business as currently conducted, (ii) each Real Property Lease under which Sinclair, Tribune or any of their respective Affiliates leases, subleases or otherwise occupies any real property is valid, binding and in full force and effect, subject to the Enforceability Exceptions and (iii) none of Sinclair, Tribune or their respective Affiliates or, to the Knowledge of the Selling Parties, any other party to such Real Property Lease has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of, such Real Property Lease.

(f)None of Sinclair, Tribune or their respective Affiliates, since January 1, 2016, has received any written notice of any material violation of any material Law affecting the Owned Real Property or the Stations’ use thereof. Except as set forth in the Revenue Leases, to the Knowledge of the Selling Parties, there is no Person in possession of any Owned Real Property other than Sinclair, Tribune or any of their Affiliates.

Section 3.08    Contracts.

(a)Section 3.08(a) of the Disclosure Schedules sets forth, as of the date hereof, a correct and complete list of the following Contracts used in the Business to which Sinclair, Tribune or any of their respective Affiliates is a party or by which any of the Purchased Assets is bound:

(i)any Contract (other than a category of Contract referenced in clauses (ii) through (xxi) (inclusive) below) under which the aggregate payments or receipts for the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, $200,000;
(ii)any Contract under which payments by or obligations of Sinclair, Tribune or such Affiliate, relating to the Business, will be increased in any material respect, accelerated or vested by the occurrence (whether alone or in conjunction with any other event) of any of the transactions contemplated by this Agreement;

(iii)any Contract relating to Program Rights under which it would reasonably be expected that Sinclair, Tribune or their respective Affiliates would make annual payments in excess of $250,000 per year;

(iv)any network affiliation Contract or Multicast Agreement;

(v)any Contract for cable or satellite transmission or retransmission with MVPDs with respect to a Station;

(vi)any Real Property Lease or Revenue Lease;

(vii)any Contract that grants any Person an option or a right of first refusal, right of first offer or similar preferential right to purchase or acquired, directly or indirectly, any Purchased Assets;

(viii)any Contract involving the sale or purchase of any interest in real property, used or intended to be used in the Business, that has not closed as of the date hereof;

(ix)any mortgage, pledge or security agreement, deed of trust or other instrument granting a Lien (other than Permitted Liens) upon any Purchased Asset, other than those that will be paid off at Closing;

(x)any Contract relating to the Business, that relates to (A) the guarantee (whether absolute or contingent) by Sinclair, Tribune or their respective Affiliates of (x) the performance of any other Person (other than their respective Affiliates) or (y) the whole or any part of the Indebtedness of any other Person (other than their respective Affiliates), in each case relating to Indebtedness in an amount in excess of $500,000 and excluding trade payables arising in the ordinary course of business or (B) any Indebtedness that constitutes an Assumed Liability;

(xi)each Contract that is an acquisition agreement or a divestiture agreement or agreement for the sale, lease or license of any business or properties or assets of the Business (by merger, purchase or sale of assets or stock) entered into since December 31, 2016 (other than the Merger Agreement), relating to the Business or pursuant to which, in respect of the Business, (x) Sinclair, Tribune or their respective Affiliates have any outstanding obligation to pay after the date of this Agreement consideration in excess of $500,000 or (y) any other Person has the right to acquire any assets of Sinclair, Tribune or their respective Affiliates after the date of this Agreement with a fair market value or purchase price of more than $500,000, excluding, in each case, (I) any Contract relating to Program Rights and (II) acquisitions or dispositions of supplies, inventory or products in connection with the conduct of the Business in the ordinary course of business consistent with past practice or of supplies, inventory, products, equipment, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of the Business;

(xii)any Contract, including any restrictive covenant Contract, involving compensation to any Employee, or any Contract with an independent contractor or consultant engaged to perform services to the Business in excess of $200,000 per year (provided, however, that for purposes of this Section 3.08(a)(xii), the term Contract shall not include at-will Contracts that can be terminated by Sinclair, Tribune or one of their respective Affiliates with notice of thirty (30) days or less without penalty or additional payment);

(xiii)any Contract involving construction, architecture, engineering or other agreements relating to uncompleted construction projects, in each case that involve payments in excess of $250,000;
(xiv)any Channel Sharing Agreements;

(xv)any Contract relating to the use of a Station’s digital bit stream other than in connection with broadcast television services;

(xvi)any Contract for the sale of broadcast time for advertising or other purposes for cash that was not made in the ordinary course of business consistent with past practices;

(xvii)any Contract involving any labor agreement or Bargaining Agreement of Sinclair, Tribune or their respective Affiliates;

(xviii)any Contract (i) that contains a covenant restricting the ability of Sinclair, Tribune or their respective Affiliates to compete in any material respect in any geographic area or line of business in which any Station operates or (ii) that is a retransmission consent agreement with respect to an MVPD that contains a “most-favored nations” clause;

(xix)any Contract involving any partnership or joint venture or similar agreement with another party;

(xx)any Contract that is a Sharing Agreement; and

(xxi)any Multi-Station Contract (other than any category of Contract referenced in clauses (ii) through (xx) (inclusive) above) material to the Business or a Station that is subject to the terms and conditions of Section 2.09 to the extent such Multi-Station Contract is not otherwise set forth in Section 3.08(a) of the Disclosure Schedules.

The Contracts required to be disclosed pursuant to this Section 3.08(a) (other than the Excluded Contracts) are collectively referred to herein as the “Material Contracts.”
(b)Sinclair has provided Buyer a true and complete copy of each Material Contract. Except for any Material Contract that has terminated or expired in accordance with its terms, and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is valid and binding and in full force and effect and, enforceable upon Sinclair, Tribune or their respective Affiliates, as applicable, and to the Knowledge of the Selling Parties, enforceable against the other party or parties thereto in accordance with its terms, subject to the Enforceability Exceptions. Except as set forth on Section 3.08(b) of the Disclosure Schedules and except for breaches, violations or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of Sinclair, Tribune or their respective Affiliates or, to the Knowledge of the Selling Parties, any other party to a Material Contract, is in violation of or in default under any provision of such Material Contract. None of Sinclair, Tribune or their respective Affiliates has received any written notice of termination or intent not to renew any Material Contract.

Section 3.09    Environmental. Except as disclosed in Section 3.09 of the Disclosure Schedules, (a) Sinclair, Tribune and their respective Affiliates, with respect to the Business, are and, since December 1, 2013, have been, in material compliance with all applicable Environmental Laws and Governmental Authorizations required under Environmental Laws, (b) Sinclair, Tribune and their respective Affiliates, with respect to the Business, have timely applied for, been duly issued and maintain all material Governmental Authorizations required under Environmental Laws for the current operations of the Business, Purchased Assets and Stations and no material Proceeding is pending or, to the Knowledge of the Selling Parties, threatened to revoke, modify, suspend or terminate any such Governmental Authorization, (c) with respect to the Stations, Purchased Assets or the Business, since December 1, 2013 (or any time with respect to unresolved matters), no notice of violation or other notice has been received by Sinclair, Tribune or any of their respective Affiliates alleging any material violation of, or material liability arising out of, any Environmental Law, (d) with respect to the Stations, Purchased Assets or the Business, no material Proceeding is pending or, to the Knowledge of the Selling Parties, threatened against Sinclair, Tribune or any of their respective Affiliates under any Environmental Law or with respect to Hazardous Substances, (e) with respect to the Stations, Purchased Assets or the Business, there has been no Release of or exposure of any Person to any Hazardous Substances at, on, under or from any of the Stations, Owned Real Property or Leased Real Property, in each case that has resulted in or would reasonably be expected to result in material costs in connection with an investigation or cleanup by, or other material liability of, Sinclair, Tribune or any of their respective Affiliates, (f) with respect to the Stations, Purchased Assets or the Business, neither Sinclair, Tribune nor any of their respective Affiliates have arranged, by contract, agreement or otherwise, for the transportation, disposal or treatment of Hazardous Substances at or to any location that has resulted in or would reasonably be expected to result in material costs in connection with an investigation or cleanup by, or other material liability of, Sinclair, Tribune or any of their respective Affiliates, (g) neither Sinclair, Tribune nor any of their respective Affiliates, with respect to the Business, currently own or operate any underground storage tanks located at the Stations in violation of Environmental Law or that has resulted in or would reasonably be expected to result in material costs in connection with an investigation or cleanup by, or other material liability of, Sinclair, Tribune or any of their respective Affiliates, and (h) to the Knowledge of the Selling Parties, no lead-based paint, polychlorinated biphenyls, toxic mold or asbestos containing materials are located at the Stations, in each case, that has resulted in or would reasonably be expected to result in material costs in connection with an investigation or cleanup by, or other material liability of, Sinclair, Tribune or any of their respective Affiliates. Sinclair has made available to Buyer accurate and complete copies of all environmental assessments, reports, audits and other material documents in their possession or under their reasonable control that relate to Sinclair’s, Tribune’s or any of their respective Affiliates’ compliance with Environmental Laws with respect to the Business or the environmental condition of the Purchased Assets or Stations.

Section 3.10    Intellectual Property.

(a)Section 3.10(a) of the Disclosure Schedules contains a correct and complete list of all registered Intellectual Property (and pending applications for registration of Intellectual Property) that is included in the Purchased Intellectual Property, setting forth the owner and registration and application numbers (as applicable). All Purchased Intellectual Property owned by Sinclair, Tribune or their respective Affiliates is free and clear of all Liens, except for Permitted Liens. To the Knowledge of the Selling Parties, (i) each registration included in the Purchased Intellectual Property is valid and enforceable and (ii) each registration and pending application included in the Purchased Intellectual Property is subsisting. The Purchased Assets include the rights in and to the call letters used in the operation of the Stations.

(b)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Purchased Intellectual Property and the use of the Purchased Intellectual Property in the Business is not infringing, misappropriating or otherwise violating any Intellectual Property right of any third party and (ii) the Purchased Intellectual Property does not include any content that is libelous, slanderous, or defamatory.

Sinclair, Tribune, and their respective Affiliates own or have a right to use all Purchased Intellectual Property, and, upon Closing, Buyer shall own, or have the right to use, all Purchased Intellectual Property in all material respects. Each of Sinclair, Tribune, and their respective Affiliates exclusively own the Purchased Intellectual Property owned by that Person. None of Sinclair, Tribune or their respective Affiliates have received any written notice of any claims or Proceedings from (nor, to the Knowledge of the Selling Parties, have any claims or Proceedings been threatened by) a third party asserting any of the foregoing or otherwise challenging the right of Sinclair, Tribune or their respective Affiliates to use any of the Purchased Intellectual Property. None of Sinclair, Tribune or their respective Affiliates have infringed, violated or misappropriated since December 1, 2015, any Intellectual Property right of any other Person, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Selling Parties, no third party has infringed, violated or misappropriated or is infringing, violating or misappropriating any of the Purchased Intellectual Property in any material respect, and there is no such claim or any Proceedings pending or threatened against any third party by Sinclair, Tribune, or their respective Affiliates.

(c)Except for actions or failure to take actions that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Sinclair, Tribune and their respective Affiliates have taken commercially reasonable actions to maintain the (i) Purchased Intellectual Property and (ii) secrecy of the Trade Secrets and other confidential information that are Purchased Intellectual Property. To the Knowledge of the Selling Parties, no material Trade Secrets and other confidential information that are Purchased Intellectual Property have been disclosed to any third party except pursuant to non-disclosure agreements that obligate such third party to keep such Trade Secrets and other confidential information confidential and, to the Knowledge of the Selling Parties, no third party is in breach of any such confidentiality obligations.
(d)Section 3.10(d) of the Disclosure Schedules contains a correct and complete list of all non-transferable computer software (other than shrink-wrapped or click-wrapped licenses) used in the Business or operations of the Stations that is an Excluded Asset and that is material to the Business.

Section 3.11    Employees; Labor Matters; Employee Benefit Plans.

(a)Sinclair, Tribune and their respective Affiliates have complied in all material respects with all applicable Laws relating to employment and labor, including all applicable laws relating to wages, hours, discrimination in employment, harassment, retaliation, equal opportunity employment, collective bargaining, pay equity, immigration, the WARN Act, workers’ compensation, occupational health and safety and the collection and payment of withholding and/or social security Taxes. Except as set forth on Section 3.11(a) of the Disclosure Schedules, as of the date hereof and since December 1, 2015, there has been no unfair labor practice charge against any of the Stations pending or, to the Knowledge of the Selling Parties, threatened in writing against Sinclair, Tribune or any of their respective Affiliates by or before the National Labor Relations Board, any state labor relations board or any court or tribunal with respect to any present or former Employee or independent contractor of Sinclair, Tribune or any of their respective Affiliates that had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse

Effect. Since December 1, 2015, there has not occurred any labor strike, slowdown, lockouts or work stoppage, union organizing campaign or other organizational activity, or labor dispute in respect to any of the Stations except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than the collective bargaining agreements set forth on Section 3.11(a) of the Disclosure Schedules (the “Bargaining Agreements”), none of Sinclair, Tribune, any of their respective Affiliates or any of the Stations is a party to any collective bargaining, memorandum of understanding, union or similar agreement with respect to their respective Employees and the only unions that represent Employees in connection with work at the Stations are those unions covered by the Bargaining Agreements. Sinclair’s, Tribune’s and their respective Affiliates’ classification of each of its employees as exempt or nonexempt has been made in all material respects in accordance with Law. There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to Sinclair, Tribune, any of their respective Affiliates or any of the Stations within the twelve (12) months prior to Closing.

(b)Sinclair and Tribune have made available to Buyer a correct and complete list of all Employees, including (i) name, (ii) job title, (iii) date of hire, (iv) current rate of compensation, (v) details on 2018 bonus opportunity and possible payout; (vi) work location, (vii) employment status (i.e., whether employee is on active or inactive status, the reason for inactive status and employee classification), (viii) whether such Employee is covered by a Bargaining Agreement, and (ix) whether such Employee is full-time or part-time and exempt or non-exempt. Such list, redacted to delete current rate of compensation and details on 2018 bonus opportunity and possible payout, is attached as Section 3.11(b) of the Disclosure Schedules.

(c)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each Sinclair Plan or Tribune Plan, as applicable: (i) each has been maintained, funded, administrated, and operated in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) other than routine claims for benefits or as set forth on Section 3.11(c) of the Disclosure Schedules, no Proceedings or disputes are pending or, to the Knowledge of the Selling Parties, threatened by or on behalf of any participant in any Sinclair Plan or Tribune Plan, or otherwise involving any Sinclair Plan or Tribune Plan or the assets of any Sinclair Plan or Tribune Plan; (iii) none of Sinclair, Tribune or any of their respective Affiliates has incurred or is reasonably expected to incur or be subject to any material Tax or other penalty under Section 4980B, 4980D, or 4980H of the Code; (iv) all premiums, contributions, or other payments required to have been made by applicable Law or under the terms of any Sinclair Plan, Tribune Plan, or any Contract relating to any Sinclair Plan or Tribune Plan as of the Closing have been or will be made; (v) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly and timely filed or distributed; and (vi) each Sinclair Plan and Tribune Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Selling Parties, no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Sinclair Plan or Tribune Plan or the exempt status of any such related trust.

(d)Except as would not result in liability to Buyer, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall: (i) result in the acceleration of the time of payment or vesting or creation of any rights of any Employee to compensation or benefits under any Sinclair Plan or Tribune Plan or otherwise that would be payable by Sinclair, Tribune or their respective Affiliates, as applicable; (ii) result in any payment becoming due, or increase the amount of any compensation due, in each case, to any Employee; (iii) increase any benefits otherwise payable under any Sinclair Plan or Tribune Plan; or (iv) result in the payment of any compensation or other payments that would not be deductible under the terms of Section 280G of the Code after giving effect to the transactions contemplated hereby.
(e)Except as set forth on Section 3.11(e) of the Disclosure Schedules, none of Sinclair, Tribune or any of their respective ERISA Affiliates maintains, contributes to, has had an obligation to contribute to, sponsors (or has in the past six years maintained, contributed to, had an obligation to contribute to, or sponsored) a Multiemployer Plan, a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA or provides group health or death benefits following termination of employment, other than to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or by a comparable state Law. To the Knowledge of the Selling Parties, none of Sinclair, Tribune or any of their respective ERISA Affiliates has withdrawn in any complete or partial withdrawal from any Multiemployer Plan for which there remains any unsatisfied liability. Except as would not result in liability to Buyer, with respect to any Multiemployer Plan set forth on Section 3.11(e) of the Disclosure Schedules, all contributions have been made as required by the terms of the plans, the terms of any collective bargaining agreements and applicable Law and none of Sinclair, Tribune or any of their respective ERISA Affiliates, have received notice of any outstanding claim or demand for withdrawal liability or partial withdrawal liability, or notice that any such plan is, or is expected to be, insolvent, in reorganization or in endangered or critical status, within the meaning of Title IV or Section 305 of ERISA. Section 3.11(e) of the Disclosure Schedules sets forth a correct and complete list of each Sinclair Plan and Tribune Plan that is a plan subject to Title IV of ERISA. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no Sinclair Plan or Tribune Plan in which Employees participate is in “at risk status” as defined in Section 430(i) of the Code, (ii) no Sinclair Plan or Tribune Plan in which Employees participate has any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived and (iii) no liability under Title IV of ERISA has been incurred by Sinclair, Tribune or any of their respective ERISA Affiliates, as applicable, thereof that has not been satisfied in full, and no condition exists that presents a risk to Sinclair, Tribune or any of their respective ERISA Affiliates, as applicable, thereof of incurring or being subject (whether primarily, jointly or secondarily) to a liability (whether actual or contingent) thereunder.

(f)Except as would not result in liability for Buyer, each Sinclair Plan or Tribune Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in compliance, in both form and operation, with the provisions of Section 409A of the Code and the treasury regulations and other generally applicable guidance published by the IRS thereunder, and, to the extent not inconsistent therewith, the Sinclair Plan or Tribune Plan’s terms. None of Sinclair, Tribune or any of their respective ERISA Affiliates is a party to or otherwise obligated under, any Employee Plan or otherwise, which provides for a gross up of Taxes imposed by Section 409A of the Code.

Section 3.12    Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the insurance policies and arrangements maintained by Sinclair, Tribune or their respective Affiliates relating to the Business or the Stations are in full force and effect. All premiums due thereunder either have been paid or are in the process of being paid and Sinclair, Tribune or their respective Affiliates are otherwise in compliance in all material respects with the terms and conditions of all such policies. (a) There is no claim pending under any such insurance policy relating to the Business or the Stations as to which coverage has been questioned, denied or disputed by the underwriter of such insurance policy, and (b) none of Sinclair, Tribune or their respective Affiliates has received any written notice regarding any cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13    Compliance with Law; Governmental Authorizations. Subject to Section 3.04 with respect to the FCC Licenses, and except as set forth on Section 3.13 of the Disclosure Schedules, Sinclair, Tribune and their respective Affiliates are, and have been since December 1, 2015, in compliance in all material respects with all Laws and Orders applicable to the Business and, to the Knowledge of the Selling Parties, are not under investigation by any Governmental Authority with respect to any violation of any applicable Law or Order. Except as set forth on Section 3.13 of the Disclosure Schedules, (i) Sinclair, Tribune or their respective Affiliates have all material Governmental Authorizations necessary for the conduct and operation of the Business as presently conducted, and each such Governmental Authorization is in full force and effect, (ii) Sinclair, Tribune and their respective Affiliates are, and have been since December 1, 2015, in compliance in all material respects with the terms of all Governmental Authorizations necessary for the ownership and operation of the Business and (iii) since December 1, 2015, none of Sinclair, Tribune or their respective Affiliates has received written notice from any Governmental Authority alleging any material conflict with or material breach of any such Governmental Authorization.

Section 3.14    Litigation. (a) Except (x) (i) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) as is not seeking damages in excess of $250,000 or injunctive relief and (iii) as would not reasonably be expected to prevent Sinclair, Tribune or any of their respective Affiliates from performing their obligations under this Agreement or otherwise impede, prevent or materially delay the transactions contemplated by this Agreement, or (y) as set forth on Section 3.14 of the Disclosure Schedules, there is no Proceeding pending or, to the Knowledge of the Selling Parties, threatened against Sinclair, Tribune or their respective Affiliates relating to the Business and (b) there is no Order against Sinclair, Tribune or their respective Affiliates relating to the Business.

Section 3.15    Financial Statements.
(a)Section 3.15(a) of the Disclosure Schedules sets forth correct and complete copies of the following financial statements from Tribune’s internal reporting system (such financial statements, collectively, the “Financial Statements”): (i) the unaudited balance sheet of each Station (except with respect to a Duopoly Station, of such Duopoly Station together with its Sister Station) and statement of operations with respect to each Station (except with respect to a Duopoly Station, of such Duopoly Station together with its Sister Station), as of and for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017, and (ii) the unaudited balance sheet of each Station (except with respect to a Duopoly Station, of such Duopoly Station together with its Sister Station) and statement of operations with respect to each Station (except with respect to a Duopoly Station, of such Duopoly Station together with its Sister Station), as of and for the three (3) months ended March 31, 2018 (the “Balance Sheet Date”). The Financial Statements (A) have been prepared in a manner consistent with the accounting standards and methodologies used by Tribune in the preparation of its consolidated financial statements which have also been prepared in accordance with GAAP; and (B) fairly present, in all material respects, the financial position and results of operations of the business and operation of each Station or Duopoly Station together with its Sister Station, as applicable, as of the dates thereof and for the periods indicated therein (except insofar as such unaudited Financial Statements may omit footnotes and may be subject to potential year-end adjustments that are not expected, either individually or in the aggregate, to be material). Since December 31, 2015, Tribune has not changed the allocation methods in any material respect for direct and indirect expenses related to overhead and other functions that are provided on a centralized basis, except as disclosed on Section 3.15(a) of the Disclosure Schedules. Section 3.15(a) of the Disclosure Schedules sets forth the Broadcast Cash Flow of the applicable Station (or for any Duopoly Station, the Broadcast Cash Flow of the applicable Station together with its Sister Station), as derived from the Financial Statements for the fiscal years ended December 31, 2015 and December 31, 2016.

(b)Section 3.15(b) of the Disclosure Schedules sets forth correct and complete copies of the following financial statements (such financial statements, collectively, the “Duopoly Financial Statements”): (i) the unaudited balance sheet of each Duopoly Station and statement of operations with respect to each Duopoly Station, as of and for the fiscal year ended December 31, 2017; (ii) the statement of operations with respect to each Duopoly Station, as of the Balance Sheet Date; and (iii) the Broadcast Cash Flow of the applicable Duopoly Station for the fiscal years ended December 31, 2015 and December 31, 2016. The Duopoly Financial Statements (A) have been prepared by the management of Tribune in good faith and based on reasonable assumptions to facilitate the purchase of the Duopoly Stations by Buyer and (B) fairly present, in all material respects, the financial position and results of operations of the business and operation of each Duopoly Station, as of the dates thereof and for the periods indicated.

Section 3.16    No Undisclosed Liabilities. Except as set forth in Section 3.16 of the Disclosure Schedules, there are no liabilities or obligations of Sinclair or Tribune, as they relate to the Business and the business and operation of any Sister Station that would be required by accounting standards and methodologies used by Tribune in the preparation of its consolidated financial statements, which have been prepared in accordance with GAAP, to be reflected on the balance sheet (including the notes thereto) of the Business and the business and operations of any Sister Station, other than (a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the unaudited balance sheet as of the Balance Sheet Date included in the Financial Statements or in the notes thereto or (b) current liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (other than as a result of a breach of Contract, violation of Law or tort).

Section 3.17    Absence of Changes. Since the Balance Sheet Date through the date of this Agreement, except as set forth on Section 3.17 of the Disclosure Schedules, (a) there has not been any effect, change, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) each Station has been operated in the ordinary course of business consistent with past practice and in accordance with the Communications Laws, the FCC Licenses and all other applicable laws in all material respects, and (c) there has not been, in respect of the Business, any action taken by Sinclair, Tribune or their respective Affiliates that, if taken during the period from the date of this Agreement through the Closing without Buyer’s consent, would constitute a breach of, or require consent of Buyer under (i) Sections 5.01(a), 5.01(b), 5.01(c), 5.01(d), 5.01(m), 5.01(o), 5.01(r), 5.01(w) and 5.01(y) or (ii) Section 5.01(z) to the extent related to the foregoing.

Section 3.18    No Brokers. Except for Moelis & Company, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Sinclair or Tribune or the Business who is entitled to any fee or commission from Sinclair or Tribune or the Business in connection with the transactions contemplated by this Agreement.

Section 3.19    Related Party Transactions. Except as set forth on Section 3.19 of the Disclosure Schedules, none of Sinclair, Tribune or their respective Affiliates on the one hand, and any of their respective Affiliates on the other hand, are currently party to any Contract that is used primarily in the Business.

Section 3.20    Purchased Assets. Except as set forth on Section 3.20 of the Disclosure Schedules and other than the Excluded Assets, the Purchased Assets (a) include all assets that are owned or leased by Sinclair, Tribune or their respective Affiliates that are used or held for use primarily in the operations of the Stations in all material respects as currently operated and (b) together with the rights of Buyer under the Ancillary Agreements, collectively constitute all of the assets sufficient to operate the Stations immediately following the Closing in substantially the same manner as currently operated.

Section 3.21    No Additional Representations; Limitations on Warranties. Except for the representations and warranties expressly made by Sinclair in this Agreement (as modified by the Disclosure Schedules) or in any certificate delivered pursuant hereto, neither Sinclair, Tribune nor any other Person makes any express or implied representation or warranty whatsoever or with respect to any information provided or made available in connection with the transactions contemplated by this Agreement, including any information, documentation, forecasts, budgets, projections or estimates provided by or on behalf of Sinclair or Tribune or any representation of Sinclair, including in any “data rooms” or management presentations or the accuracy or completeness of any of the foregoing. Buyer has conducted its own review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and technology of the Business and the Stations and acknowledges that Buyer has been provided access to personnel, properties, premises and records of the Business for such purposes. In entering into this Agreement, except for the representations and warranties expressly made by Sinclair in this Agreement (as modified by the Disclosure Schedules) or in any certificate delivered pursuant hereto and otherwise except as expressly provided herein, Buyer has relied solely upon its independent investigation and analysis of the Business and Buyer acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Sinclair or any other Person that are not expressly set forth in this Agreement (as modified by the Disclosure Schedules) or in any certificate delivered pursuant hereto, whether or not such representations, warranties or statements were made in writing or orally. For the avoidance of doubt, Tribune is not making any representation or warranty under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sinclair as follows:
Section 4.01    Existence and Power. Buyer is duly organized, validly existing and in good standing under the laws of the state of its organization. Buyer has the requisite organizational power and authority to own, lease and operate the properties and assets used in connection with its business as currently being conducted.

Section 4.02    Corporate Authorization.
(a)The execution and delivery by Buyer of this Agreement and the Ancillary Agreements (to which Buyer will be a party), the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer’s company powers and have been duly authorized by all requisite organizational action on the part of Buyer.

(b)This Agreement has been, and each Ancillary Agreement (to which Buyer is or will be a party) will be, duly executed and delivered by Buyer. This Agreement (assuming due authorization, execution and delivery by Sinclair and Tribune) constitutes, and each Ancillary Agreement (to which Buyer is or will be a party) will constitute when executed and delivered by Buyer, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

Section 4.03    Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement (to which Buyer is or will be a party) and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notification to, any Governmental Authority other than the Required Governmental Approvals.

Section 4.04    Noncontravention. Assuming the Required Governmental Approvals are obtained, the execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement (to which Buyer is or will be a party) do not (a) conflict with or breach any provision of the certificate of incorporation or bylaws of Buyer, (b) conflict with or breach any provision of any Law or Order or (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract, except, in the case of each of clauses (b) and (c), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.05    Absence of Litigation. As of the date hereof, there are no Proceedings pending against or to the knowledge of Buyer, threatened, against Buyer before any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or delay materially the transactions contemplated by this Agreement.

Section 4.06    Qualifications. Buyer is legally, financially and otherwise qualified under the Communications Act and FCC Rules to acquire the FCC Licenses and own and operate the Stations. Except arising from or in connection with the matters set forth on Section 4.06(a) and Section 4.06(b) of the Buyer Disclosure Schedules, (a) there are no facts known to Buyer as of the date hereof that would disqualify Buyer as the assignee of the FCC Licenses or as owner and operator of the Stations or materially delay grant of the FCC Consent, (b) Buyer has no reason to believe that the FCC Application will be challenged or will not be granted by the FCC in the ordinary course due to any fact or circumstance relating to Buyer or any of its Affiliates or any of their respective officers, directors, shareholders, members or partners and (c) Buyer has no reason to believe that, with respect to itself or its qualifications, any waiver of or exemption, whether temporary or permanent, from (i) the Antitrust Laws or (ii) any provision of the Communications Act or FCC Rules is necessary for the FCC Consent to be obtained. In respect of Buyer’s owned-and-operated broadcast television stations, Buyer or its Affiliates have entered into retransmission consent agreements with respect to each MVPD set forth on Section 4.06(c) of the Buyer Disclosure Schedules.
Section 4.07    No Brokers. There is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

Section 4.08    Financing. At Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any payments due under Section 2.08, all related fees and expenses in connection with the transactions contemplated by this Agreement and any other amounts to be paid by it in accordance with the terms of this Agreement.

Section 4.09    After Acquired MVPD and OTT Provisions.
(a)With respect to each MVPD listed on Section 4.09(a) of the Buyer Disclosure Schedules that is party to a Contract for retransmission of a Station, Buyer or its Affiliates is party to a Contract for retransmission with each such MVPD (“Buyer MVPD Agreement”) and such Buyer MVPD Agreement provides by its express terms for the carriage of such Station under such Buyer MVPD Agreement, if acquired by Buyer or such Affiliate.

(b)With respect to each third party to an OTT Agreement listed on Section 4.09(b) of the Buyer Disclosure Schedules for the OTT Transmission of a Station, Buyer or its Affiliates is party to an OTT Agreement with such third party (a “Buyer OTT Agreement”) and such Buyer OTT Agreement provides by its express terms for the OTT Transmission of such Station under such Buyer OTT Agreement, if acquired by Buyer or such Affiliate.

Section 4.10     Compliance with Law. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, Buyer is in compliance with all Laws and Orders and, to the knowledge of Buyer, is not under investigation by any Governmental Authority with respect to any violation of applicable Law or Order.

Section 4.11    Projections and Other Information. Buyer acknowledges that, with respect to any projections, forecasts, business plans, budget information and similar documentation or information relating to Sinclair, Tribune or any of their respective Affiliates and the operation of the Stations that Buyer has received from Sinclair, Tribune or any of their respective Affiliates, (a) there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, (b) Buyer is familiar with such uncertainties, (c) Buyer is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and (d) Buyer does not have, and will not assert, any claim against Sinclair, Tribune or any of their respective members, officers, Employees, Affiliates or Representatives, or hold Sinclair, Tribune or any such Persons liable, with respect to the inaccuracy of any such estimates, projections, forecasts, plans and budgets. Buyer acknowledges that none of Sinclair, Tribune, any of their respective Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Sinclair, Tribune or any of their respective Affiliates, or the transactions contemplated by this Agreement not expressly set forth in this Agreement (as modified by the Disclosure Schedules) or in a certificate delivered pursuant hereto, and none of Sinclair, Tribune, any of their respective Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its Representatives or Buyer’s use of, any such information, including any confidential memoranda distributed on behalf of Sinclair or Tribune relating to Sinclair, Tribune or any of their respective Affiliates or other publications or data room information provided to Buyer or its Representatives, or any other document or information in any form provided to Buyer or its Representatives in connection with the sale of the Purchased Assets and the transactions contemplated hereby, except as set forth in this Agreement.

Section 4.12    Solvency. Buyer is not entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated hereby, including the payment of the Purchase Price and assumption of the Assumed Liabilities (assuming the accuracy of the representations and warranties of Sinclair contained herein), any payments that become due and payable under Section 2.08 and payment of all related fees and expenses, Buyer and its Affiliates will be Solvent. For purposes of this Section 4.12, the term “Solvent” with respect to any Person means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of such Person exceeds, as of such date, the value of all liabilities of such Person, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which they are engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged” means that the Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their financial obligations as they become due.

ARTICLE V
COVENANTS OF SINCLAIR
Section 5.01    Operations Pending Closing. From the date hereof until the earlier to occur of the Closing and the termination of this Agreement in accordance with Article XI, except as otherwise expressly permitted or expressly contemplated by this Agreement, as set forth in Section 5.01 of the Disclosure Schedules, as consented to in writing in advance by Buyer (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, Sinclair shall (after the Tribune Closing), and shall use reasonable best efforts to cause Tribune to (prior to the Tribune Closing) (x) conduct the Business in all material respects in the ordinary course of business consistent with past practices (except where such conduct would conflict with the following covenants or with Sinclair’s other obligations under this Agreement) and (y) use reasonable best efforts to preserve substantially intact the Business, Purchased Assets, relationships with customers, suppliers, employees, distributors, licensors, licensees and others having business dealings related to the Business. Without limiting the generality of the foregoing, from the date hereof until the earlier to occur of the Closing and the termination of this Agreement in accordance with Article XI, unless otherwise expressly permitted or contemplated by this Agreement, as set forth in Section 5.01 of the Disclosure Schedules, or as otherwise consented to in writing in advance by Buyer (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, Sinclair shall (after the Tribune Closing), and shall use reasonable best efforts to cause Tribune to (prior to the Tribune Closing), with respect to the Business:

(a)operate each Station in the ordinary course and in all material respects in accordance with the Communications Laws, the FCC Licenses and with all other applicable Laws;

(b)not cause or permit, or agree or commit to cause or permit, by act or failure to act, any of the FCC Licenses to expire or to be revoked, suspended or adversely modified, or fail to take any action that at the time taken or not taken, as applicable, would reasonably be expected to cause the FCC or any other Governmental Authority to institute Proceedings (other than Proceedings of general applicability) for the suspension, revocation or adverse modification of any of the FCC Licenses;

(c)other than (i) in the ordinary course of business consistent with past practice, (ii) for the purpose of disposing of obsolete or worthless assets consistent with past practice or (iii) pursuant to or in accordance with existing Assumed Contracts, in each of cases (i)-(iii) not (x) sell, lease, license or dispose of or agree to sell, lease, license or dispose of any Purchased Assets unless replaced with similar items of substantially equal or greater value and utility or (y) create, assume or permit to exist any Liens upon any Purchased Asset, except for Permitted Liens;

(d)not adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of any material Subsidiary of Tribune that owns a Station, nor merge into or consolidate with any other entity, other than in connection with or as contemplated by the Merger Agreement;

(e)maintain the Tangible Personal Property and the Real Property (including any improvements thereon) in normal operating condition and in conformity in all material respects with all applicable FCC technical regulations, ordinary wear and tear accepted;

(f)(i) upon reasonable written advance notice, give Buyer and its Representatives reasonable access at reasonable, mutually agreed-upon times during normal business hours to the Stations, and furnish Buyer with information relating to the Business that Buyer may reasonably request, including access to employees and facilities and information regarding systems, equipment (including documentation and specifications), processes, operations, and other assets related to Transition Services as necessary to assist Buyer in preparing for the operation of the Stations following the Closing and the receipt of Transition Services; provided, however, that such access rights shall not be exercised in a manner that unreasonably interferes with the Business, (ii) otherwise provide such reasonable assistance and cooperation as may be requested by Buyer from time to time prior to the Closing Date to reasonably facilitate the transition of the Business, including facilities, operations and applicable data and, following the Tribune Closing, including access to the Transferred Employees for training and orientation purposes, to Buyer upon and effective as of the Effective Time, and (iii) permit Buyer to conduct Phase I environmental site assessments or audits of the Real Property (provided, however, that in no event shall Buyer be permitted to conduct sampling of any environmental media, including soil, sediment, groundwater, surface water, air or building material at any Real Property without the prior written consent of Sinclair, which shall not be unreasonably withheld, delayed or conditioned);

(g)not make or rescind any Tax election with respect to the Purchased Assets, settle or compromise any litigation, Proceeding, investigation or controversy relating to Taxes with respect to the Purchased Assets, or change the Tax classifications of the Purchased Assets, in each case, to the extent such action would reasonably be expected to materially and adversely affect Buyer or its Affiliates after the Closing;

(h)except as otherwise required by Law, not enter into, renew, renegotiate, or materially amend any (i) employment agreement with an Employee providing for annual compensation in excess of $200,000 or any severance agreement with such an Employee, or (ii) labor or union agreement or plan, including any Bargaining Agreement, provided, that for the purpose of this Section 5.01(h), amending or renegotiating any Bargaining Agreement to add or alter a notice of sale of assets or successors and assigns clause or provision will be deemed material;

(i)promptly notify Buyer of any attempted or actual collective bargaining organizing activity with respect to the Employees, upon Sinclair or Tribune becoming aware of any such activity;

(j)direct all directors, executives and officers of KTXL and WJW, and representatives and all managers and supervisors of any Union Employees, not to communicate, discuss, provide written materials or otherwise represent to the Employees that (i) Buyer will assume any Bargaining Agreement or (ii) Buyer will offer employment to or hire the Union Employees on the same or similar terms and conditions as those set forth in any Bargaining Agreement;

(k)not hire or terminate the employment of any Station general manager or any other Employee with annual aggregate non-equity compensation, in excess of $200,000, excluding any terminations for “cause” as reasonably determined by Sinclair, Tribune or any of their respective Affiliates;

(l)not (i)  increase the compensation or benefits payable to any Employee, or (ii) modify any severance policy applicable to any Employee that would result in any increase in the amount of severance payable to any such Employee (or would expand the circumstances in which such severance is payable), except, with respect to clauses (i) and (ii) (A) increases in compensation or benefits in connection with a promotion or an increase in responsibilities in the ordinary course consistent with past practice or pursuant to existing compensation and fringe benefit plans, any Sinclair Plan or Tribune Plan, practices and arrangements, (B) increases in base salaries or wages that are made in the ordinary course consistent with past practice to any current Employee with an annual base salary of less than $200,000; provided, that with respect to any such current Employee with an annual base salary of less than $200,000 and greater than $50,000, any such increase must be less than 3.5% per annum of his or her base salary or wages on a per employee basis, and/or (C) as may be required by applicable Law or Contracts (including applicable Bargaining Agreements);
(m)use reasonable best efforts to maintain each Station’s MVPD carriage existing as of the date hereof;

(n)with respect to any Station, except for Contracts which can be terminated by Sinclair, Tribune or any of their respective Affiliates, as applicable, without penalty upon notice of ninety (90) days or less, not (i) enter into any Contract that would have been a Material Contract were Sinclair, Tribune or any of their respective Affiliates, as applicable, a party or subject thereto on the date hereof unless such Contract is entered into in the ordinary course of business consistent with past practice, (ii) renew or amend in any material respect any Material Contract unless such renewal or amendment is effected in the ordinary course of business consistent with past practice or (iii) terminate or waive any material right under any Material Contract other than in the ordinary course of business (excluding the expiration of any Material Contract in accordance with its terms);

(o)with respect to any Station not enter into (i) any Contract constituting a Sharing Agreement, Multicast Agreement, network affiliation agreement with a third party, OTT Agreement or a Channel Sharing Agreement or (ii) any TVE Agreement, except solely to the extent such TVE Agreement represents a grant of rights arising from a Contract with an MVPD that is entered into the ordinary course of business consistent with past practice as permitted by Section 5.01(n);

(p)not change any accounting practices, procedures or methods (except for any change required by reason of a change in GAAP or applicable Law) or maintain its books and records, in each case in a manner other than in the ordinary course of business;

(q)not make or agree or commit to make any capital expenditure in excess of $500,000 individually and $1,000,000 in the aggregate, except (i) pursuant to each Station’s capital expenditure plan set forth in each Station’s annual budget, (ii) for emergency commitments or expenditures, and (iii) for capital expenditures incurred pursuant to the terms and subject to the conditions of Section 7.10 in connection with the Repack;

(r)maintain its qualifications to maintain the FCC Licenses with respect to each Station and not take any action that will materially impair such FCC Licenses or such qualifications;

(s)promote the programming of each Station (both on-air and using third party media) in the ordinary course of business consistent with past practice, taking into account inventory availability;

(t)utilize the Program Rights only in the ordinary course of business consistent with past practice;

(u)perform all of its obligations under the Assumed Contracts, the Revenue Leases and the Real Property Leases in all material respects in a timely manner;

(v)keep in full force and effect the material insurance policies covering the Business or the Stations (or other insurance policies comparable in amount and scope);

(w)timely make retransmission consent elections with all MVPDs located in or serving the Market;

(x)not enter into any Contract with any Affiliate or Subsidiary of Sinclair or Tribune that constitutes a Purchased Asset or an Assumed Liability;

(y)not apply to the FCC for any construction permit that would restrict in any material respect any Station’s operations or make any material changes in the assets of the Stations that is not in the ordinary course of business, except either (i) as and only to the extent required by Law or (ii) as and only to the extent required in connection with the Incentive Auction and Repack; and
(z)not agree, commit or resolve to take any actions inconsistent with the foregoing.
Section 5.02    No-Hire. During the period beginning on the date hereof and ending on the first (1st) anniversary of the Closing Date, Sinclair will not, and will use reasonable best efforts to cause Tribune (from the date hereof until the Tribune Closing), to not, directly or indirectly, solicit to employ or hire any Employee who is a Transferred Employee, unless (a) Buyer first terminates the employment of such Employee, (b) such Employee voluntarily terminates without inducement by Sinclair or Tribune or each of their Affiliates, as applicable, or (c) Buyer gives its written consent to such employment or offer of employment; provided, however, that Sinclair or Tribune or each of their Affiliates, as applicable shall be permitted to make a general solicitation for employment not targeted to any Employee who is a Transferred Employee and shall not be prohibited from employing any such Employee pursuant to such a general solicitation.

Section 5.03    No Solicitation. Until such time as the earlier of the valid termination of this Agreement in accordance with Article XI and the Closing, Sinclair shall, shall cause Sinclair’s Affiliates, and shall use reasonable best efforts to cause Tribune and Tribune’s Affiliates, and direct Sinclair’s, Tribune’s and their respective officers, directors, investment bankers and agents (collectively, the “Sinclair Persons”), to cease any discussions or negotiations with, and Sinclair shall not, shall cause its Affiliates not to, and shall direct the Sinclair Persons not to, directly or indirectly, knowingly solicit, initiate or encourage any inquiries or proposals from, or discuss or negotiate with any Person (other than Buyer), or enter into any agreements or arrangements with any Person (other than Buyer) relating to the sale of all or a significant portion of the Purchased Assets (whether by sale of assets, equity or otherwise). Sinclair shall be responsible for all actions taken by the Sinclair Persons that, if taken by Sinclair, would constitute a breach of this Section 5.03.

Section 5.04    Interim Reports. Sinclair shall (a) to the extent not prohibited by Law or under the terms of the Merger Agreement, provide Buyer any financial reports received from Tribune or Tribune’s Affiliates under the Merger Agreement or otherwise during the period from the date hereof through the earliest of (i) the date of the Tribune Closing, (ii) the Closing Date, and (iii) the termination of this Agreement in accordance with Article XI, in each case that relate primarily to the Stations and (b)  within forty-five (45) days after the end of each calendar month during the period from the date of the Tribune Closing through the earlier of the Closing and the termination of this Agreement in accordance with Article XI, an unaudited balance sheet for the Stations as of the end of such month and the related combined unaudited statement of operations for such month ended for the Stations, which balance sheet and statement of operations shall be prepared on the substantially same basis to the manner in which the Financial Statements were prepared.

Section 5.05    Access. After the Closing Date, upon reasonable notice, Sinclair and Tribune will promptly provide Buyer and its Affiliates and agents reasonable access to their properties, books, records, employees and auditors, at the sole cost and expense of Buyer, to the extent necessary to permit Buyer to determine any matter relating to its rights and obligations (or those of its Affiliates) hereunder, or with respect to any period ending on or before the Closing Date, or to enable the requesting party and its Representatives to satisfy its own and its Affiliates’ legal, compliance, financial reporting and tax preparation obligations; provided, that, except as required by Law, legal process or any listing agreement with or the listing rules of a national securities exchange or trading market, Buyer will hold, and will cause its Affiliates and its and their respective officers, employees, investment bankers or agents to hold, in confidence all confidential or proprietary information provided to it, or to which it has had access to pursuant to Section 5.04 and this Section 5.05;

provided further, that such access shall not unreasonably interfere with Sinclair’s or Tribune’s business or operations.

Section 5.06    Real Property Lease Estoppels. Sinclair agrees to request, and use reasonable best efforts (prior to the Tribune Closing) to cause Tribune to request, an estoppel certificate of each landlord of a Real Property Lease made pursuant to the provisions of the applicable Real Property Lease as to such matters relating to the applicable Real Property Lease as Buyer shall reasonably request. Sinclair agrees to use, and agrees to use reasonable best efforts (prior to the Tribune Closing) to cause Tribune to, use commercially reasonable efforts to obtain such estoppel certificates; provided, that neither Sinclair nor Tribune shall be required to pay any compensation or other consideration to obtain such estoppel certificates, other than immaterial processing fees or legal fees of counsel to landlords for which Buyer shall promptly reimburse Sinclair upon request.

Section 5.07    Online Data Room. No later than three (3) Business Days following the Closing, Sinclair and Tribune shall deliver to Buyer a copy of all documents in the online data rooms (including Dropbox and Venue) maintained by Sinclair or Tribune or their Affiliates, as applicable, for the purposes of the transactions contemplated by this Agreement prior to the date hereof on compact disc, DVD or USB flash drive.

Section 5.08    Access Credentials; Records. On the Closing Date, if not provided prior to the Closing Date, Sinclair shall use reasonable best efforts to provide Buyer (a) access credentials (e.g., passwords, account names, keys, tokens) for all of the Stations’ software and information technology systems that are part of the Purchased Assets (and other assets that are not included in the Purchased Assets but to which Buyer reasonably needs access for the receipt of Transition Services), including automation systems, local area networks, security systems and transmitter remote controls and (b) access to, or copies of, to the extent available, engineering drawings (in electronic CAD format) of station wiring, local area networks, facility electrical systems and facility blueprints.

ARTICLE VI
COVENANTS OF BUYER

Section 6.01    Access to Information. After the Closing Date, upon reasonable notice, Buyer will promptly provide Sinclair and its Affiliates and agents reasonable access to its properties, books, records, employees and auditors, at the sole cost and expense of Sinclair, to the extent necessary to permit Sinclair to determine any matter relating to its rights and obligations (or those of its Affiliates) hereunder with respect to any period ending on or before the Closing Date or to the extent necessary to prepare or defend any judicial or administrative proceeding related to the Business (other than in connection with a dispute with Buyer), or to enable the requesting party and its Representatives to satisfy its own and its Affiliates’ legal, compliance, financial reporting and tax preparation obligations; provided, that, except as required by Law, legal process or any listing agreement with or the listing rules of a national securities exchange or trading market, Sinclair will hold, and will cause its agents to hold, in confidence all confidential or proprietary information to which it has had access to pursuant to this Section 6.01; provided, further, that such access shall not unreasonably interfere with Buyer’s business or operations.

Section 6.02    Accounts Receivable.

(a)With respect to the Stations, Sinclair shall deliver or cause to be delivered to Buyer, on or promptly after the Closing Date, a statement of the Accounts Receivable. Buyer shall use reasonable best efforts (without receipt of any additional consideration from Sinclair or any other Person) to collect the Accounts Receivable during the period beginning on the Closing Date and ending on the 120th day thereafter (the “Collection Period”) in the same manner that Buyer uses to collect its own and its Affiliates’ accounts receivable; provided, that Buyer shall not be permitted to commence any Proceeding to effect collection or employ any collection agency, legal counsel or other third party, or take any other extraordinary means of collections or pay any expenses to third parties to collect the Accounts Receivable without obtaining the prior written authorization of Sinclair, and, even if Sinclair provides such written authorization, Buyer has no obligation to commence any such Proceeding. Buyer shall send all payments received on the Accounts Receivable to Sinclair (or any Person designated in writing with reasonable advance notice by Sinclair) by check or, at Buyer’s election, deposit such payments by wire transfer of immediately available funds (without offset) into an account designated by Sinclair (the “AR Account”), in either case within fifteen (15) Business Days of receipt. On the fifteenth (15th) day of each calendar month during the Collection Period (and, if the Collection Period ends on a day other than the last day of a calendar month, within fifteen (15) days after expiration of the Collection Period), Buyer shall furnish Sinclair with a list (the “Aging Report”) to show the amounts received by Buyer with respect to the Accounts Receivable during the preceding calendar month (or, if the Collection Period ends on a day other than the last day of a calendar month, the month in which the Collection Period expired) and the amount remaining outstanding under each particular Account Receivable. Any payment received by Buyer during the Collection Period from a customer of a Station that was or is also a customer of Sinclair and/or Tribune and that is obligated with respect to any Accounts Receivable, shall be deposited (without offset) by Buyer in the AR Account (each such payment, a “Specified Payment” and, collectively, the “Specified Payments”), unless the customer disputes such Accounts Receivable in writing. If during the Collection Period a dispute arises with regard to an account included among the Accounts Receivable, Buyer shall promptly advise Sinclair thereof and shall return that account to Sinclair (or any Person designated in writing with reasonable advance notice by Sinclair). Any payments that are made directly to Sinclair (or any Person designated in writing with reasonable advance notice by Sinclair) during the Collection Period consisting of Accounts Receivable shall be retained by Sinclair (less any commissions in respect thereof, which shall be remitted to Buyer for payment in accordance with the following sentence); provided, that any payments that are made directly to Sinclair or its Affiliates following the Effective Time relating to sales made or the operation of the Business following Closing shall be remitted promptly by Sinclair to Buyer. Buyer shall not discount, offset, adjust or otherwise compromise any Accounts Receivable except in accordance with the past practice of Sinclair, Tribune or their respective Affiliates; provided, that if any Transferred Employee is due a commission for any such collected payment due to a pre-Closing sale order, then Buyer shall have the right, unless Buyer received a credit for such commission in accordance with Section 2.08, to use such collected payment to pay the owed commissions to such Transferred Employees and then remit the remainder of the collected Accounts Receivable to Sinclair (with documentation reflecting the payment of commissions to such Transferred Employees). Buyer shall be responsible to notify third parties to commence paying Buyer for accounts receivables relating to after the Effective Time; provided, that at Buyer’s sole cost and expense, Sinclair shall provide such cooperation and reasonable assistance with respect thereto as is reasonably requested by Buyer.

(b)During the Collection Period, each Specified Payment received by Sinclair from Buyer pursuant to Section 6.02(a) that is not specifically designated in writing as a payment of a particular invoice or invoices shall be applied by Sinclair to the Accounts Receivable for such customer outstanding for the longest amount of time until paid in full, and any portion of each such Specified Payment that remains (each such portion, a “Remitted Payment,” and, collectively, the “Remitted Payments”) shall be promptly remitted by Sinclair to Buyer in accordance with Section 6.02(c).

(c)During the Collection Period, Sinclair shall send or cause to be sent all Remitted Payments by check, or at Sinclair’s election, shall deposit all Remitted Payments (without offset) into an account identified by Buyer in immediately available funds by wire transfer on a bi-monthly basis (the fifteenth (15th) and last day of the month or the next preceding Business Day if the fifteenth (15th) or last day of the month falls on day that is not a Business Day) following the receipt by Sinclair, Tribune or any of their respective Affiliates thereof. On the fifteenth (15th) day of each calendar month during the Collection Period (and, if the Collection Period ends on a day other than the last day of a calendar month, within fifteen (15) days after expiration of the Collection Period), Sinclair shall furnish or cause to be furnished to Buyer a list of the amounts received directly by Sinclair, Tribune or any of their respective Affiliates with respect to the Accounts Receivable during the preceding calendar month (or, if the Collection Period ends on a day other than the last day of a calendar month, the month in which the Collection Period expired), and Buyer shall use that information in the submission of the Aging Reports to be supplied to Sinclair pursuant to Section 6.02(a).
(d)Buyer, on the one hand, and Sinclair, on the other hand, shall each be entitled during the sixty (60) day period following expiration of the Collection Period to inspect and audit the records maintained by the other party pursuant to this Section 6.02, upon reasonable advance notice and during normal business hours; provided, that no such inspection and audit shall unreasonably interfere with the other party’s business or operations.

(e)Following the expiration of the Collection Period, neither Buyer or Sinclair nor any other Person shall have any further obligations under this Section 6.02, except that Buyer shall promptly pay over to Sinclair any amounts subsequently paid to it with respect to any Accounts Receivable. Within twenty (20) days after expiration of the Collection Period, Buyer shall deliver to Sinclair all files, records, notes and any other materials relating to the Accounts Receivable. Upon expiration of the Collection Period, Sinclair may pursue collections of all remaining Accounts Receivable, and Buyer shall otherwise cooperate with Sinclair (at the sole cost and expense of Sinclair and without taking any actions not required under Section 6.02(a)) for the purpose of collecting any outstanding Accounts Receivable.

(f)Buyer acknowledges that Sinclair may maintain all established cash management lockbox arrangements in place at the Effective Time for remittance until such time as Sinclair deems it appropriate to close such lockboxes. The Aging Reports submitted by Buyer to Sinclair under Section 6.02(a) will reflect all such lockbox receipts, and Sinclair shall cooperate with Buyer to keep the Aging Reports current. Sinclair shall pay or cause to be paid over to Buyer any monies received by Sinclair, Tribune or any of their respective Affiliates through its lockbox that are intended as a payment on Buyer’s receivables.

(g)If either Buyer or Sinclair fail to timely remit (or cause to be remitted, as the case may be) any amounts collected and required to be paid to the other party pursuant to this Section 6.02, such amount shall bear interest at the prime rate (as reported by The Wall Street Journal or, if not reported therein, by another mutually-agreeable source) as in effect from time to time from the date any such amount was due until the date of actual payment.

(h)All amounts received by Sinclair or their designees (other than amounts representing Remitted Payments) pursuant to this Section 6.02 shall not be required to be refunded or repaid by Sinclair (or their designees) for any circumstance.

Section 6.03    Use of Retained Names and Marks.
(a)Neither Tribune nor Sinclair is conveying ownership rights or granting Buyer a license to use any of the Retained Names and Marks (except for the implied license under Section 6.03(b)) and, except as set forth in Section 6.03(b), Buyer shall not and shall ensure that its Affiliates do not use the Retained Names and Marks after the Closing.  In the event Buyer violates any of its obligations under this Section 6.03, Sinclair may proceed against Buyer in law or in equity for such damages or other relief as a court may deem appropriate.  Buyer acknowledges that a violation of this Section 6.03 may cause Sinclair or its Affiliates irreparable harm, which may not be adequately compensated for by money damages.  Buyer therefore agrees that in the event of any actual or threatened violation of this Section 6.03, Sinclair shall be entitled, in addition to other remedies that it may have, to seek a temporary restraining order and to seek preliminary and final injunctive relief against Buyer or any Affiliate of Buyer to prevent any violations of this Section 6.03, without the necessity of posting a bond.

(b)As soon as reasonably practicable after the Closing Date (and in any event within ninety (90) days thereafter), Buyer shall, and shall cause each of its Affiliates to, cease and discontinue all uses of, and delete or remove from all products, signage, vehicles, properties, technical information, and all other materials, the Retained Names and Marks. Prior to such discontinuance of such uses, Buyer and its Affiliates may utilize any properties or materials bearing the Retained Names and Marks solely in a manner consistent with the use thereof in the operation of the Stations immediately prior to the Closing Date.

Section 6.04    Insurance Policies. All of the insurance policies with respect to the Stations may be cancelled by Sinclair, Tribune or any of their respective Affiliates as of the Closing Date, and any refunded premiums shall be retained by Sinclair or Tribune or such Affiliate. Buyer will be solely responsible for acquiring and placing its casualty insurance, business interruption insurance, liability insurance and other insurance policies for the Stations, including the Purchased Assets and Assumed Liabilities, for periods on and after the Effective Time.

Section 6.05    Title Commitments; Surveys. Buyer shall have the responsibility to obtain, at its sole option and expense, (a) commitments for owner’s and lender’s title insurance policies on the Owned Real Property, and commitments for lessee’s and lender’s title insurance policies for all real property that is leased pursuant to a Real Property Lease (collectively, the “Title Commitments”), and (b) an ALTA survey on each parcel of the Owned Real Property or real property that is leased pursuant to a Real Property Lease (the “Surveys”).  The Title Commitments will evidence a commitment to issue an ALTA title insurance policy insuring good, marketable and indefeasible fee simple (or leasehold, if applicable) title to each parcel of the Owned Real Property or real property that is leased pursuant to a Real Property Lease contemplated above for such amount as Buyer directs.  Sinclair shall use reasonable best efforts to reasonably cooperate with Buyer (and prior to the Tribune Closing, use reasonable best efforts to cause Tribune to reasonably cooperate with Buyer) in obtaining such Title Commitments and Surveys; provided, that none of Sinclair, Tribune or any of their respective Affiliates shall be required to incur any cost, expense or other liability in connection therewith (other than the fees of its counsel, if any).  If the Title Commitments or Surveys reveal any Lien on the title other than Permitted Liens, Buyer shall notify Sinclair in writing of such objectionable matter as soon as Buyer becomes aware that such matter is not a Permitted Lien, and, Sinclair agrees to use its reasonable best efforts to remove or cause to be removed such objectionable matter as required pursuant to the terms of this Agreement. At Closing, Sinclair shall use reasonable best efforts to provide or cause Tribune or Sinclair’s or Tribune’s respective Affiliates to provide to Buyer’s title insurance company customary seller affidavits, authority documentation, and, if requested by Buyer, survey affidavits as may be reasonably required by Buyer’s title insurance company.
Section 6.06    No-Hire. Except as pursuant to the terms of this Agreement, during the period beginning on the date hereof and ending on the first (1st) anniversary of the Closing Date, Buyer, and its Affiliates will not, directly or indirectly, solicit to employ or hire any employee of Sinclair, Tribune or any of their respective Affiliates whose primary work location is in the Market (“Seller Employees”), unless (a) Sinclair, Tribune or their respective Affiliates first terminates the employment of such employee, (b) such employee voluntarily terminates without inducement by Buyer or its Affiliates, or (c) Sinclair gives its written consent to such employment or offer of employment; provided, however, Buyer and its Affiliates shall be permitted to (x) make a general solicitation for employment (including in the Market) not targeted to any Seller Employee and shall not be prohibited from employing any such employee as a result of such general solicitation and (y) engage a search firm that contacts a Seller Employee without direction from Buyer or its Affiliates and shall not be prohibited from employing any such employee that is so contacted by such search firm.
ARTICLE VII
JOINT COVENANTS

Section 7.01    Reasonable Best Efforts; Further Assurances.

(a)Subject to the terms and conditions of this Agreement, Buyer and Sinclair will each use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all efforts reasonably necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement; provided, that this provision shall not impose on (i) Sinclair any obligation with respect to the transactions contemplated by the Merger Agreement, and (ii) Buyer any obligation to (A) divest or hold separate any asset, including any broadcast television station and FCC licenses relating thereto, including arising from or relating to the matters set forth on Section 4.06(b) of the Buyer Disclosure Schedules or (B) take any other action, including for the avoidance of doubt, any assignment of Buyer’s rights hereunder or other restructuring of the transactions contemplated hereby, to the extent arising from or relating to a change in applicable Law, including the FCC Rules, as in effect as of the date hereof, including in connection with the matters set forth on Section 4.06(b) of the Buyer Disclosure Schedules.

(b)In furtherance and not in limitation of Section 7.01(a), Buyer and Sinclair shall, and prior to the Tribune Closing, Sinclair shall use reasonable best efforts to cause Tribune to, use reasonable best efforts to prepare and file with the FCC as soon as practicable, but in no event later than five (5) Business Days after the date hereof, the requisite applications (collectively, the “FCC Application”) and other necessary instruments or documents requesting the FCC Consent and thereupon prosecute the FCC Application and otherwise use their reasonable best efforts to obtain the requisite FCC Consent. Buyer shall, and Sinclair shall or shall use reasonable best efforts to cause Tribune to, oppose any petitions to deny or other objections filed with respect to the FCC Application to the extent such petition or objection relates to such party. Except as set forth on Section 7.01(b) of the Disclosure Schedules, neither Buyer nor Sinclair shall, and prior to the Tribune Closing, Sinclair shall use reasonable best efforts to cause Tribune not to, take any intentional action, or intentionally fail to take any action, which would reasonably be expected to materially delay the receipt of the FCC Consent; provided, however, that in no event shall the foregoing be deemed to limit or modify the right of any party to exercise its right to undertake an assignment pursuant to the terms and subject to the conditions of Section 13.06. Sinclair shall, or shall use reasonable best efforts to cause Tribune to, promptly enter or cause a Station Subsidiary of Tribune to enter into a tolling agreement or other arrangement if requested by the FCC with respect to any complaints regarding the FCC Licenses, and Buyer shall accept liability in connection with any enforcement Proceeding by the FCC with respect to such complaints as part of such tolling or other arrangement; provided, that it is understood and agreed that Buyer shall be entitled to indemnification from any such liability under Section 12.03(c) as if it were an Excluded Liability. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Article XI, Buyer and Sinclair shall, or Sinclair shall use reasonable best efforts to cause Tribune to, use reasonable best efforts to jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the right of any party to exercise its rights under Article XI. Nothing in this Section 7.01(b) shall prohibit Sinclair from taking (or from causing Tribune to take) any action deemed necessary or appropriate in the reasonable discretion of Sinclair, in connection with obtaining approval from any Governmental Authority in connection with the transactions contemplated by the Merger Agreement; provided that in no event shall the foregoing permit Sinclair to take any action in the exercise of Sinclair’s reasonable discretion pursuant to the Merger Agreement that would constitute a breach of the terms and conditions of Section 5.01 of this Agreement.

(c)Within ten (10) Business Days after the date of this Agreement, Buyer and Sinclair shall, and shall cause their ultimate parent entities (as that term is defined in the HSR Act) to, and Sinclair shall use reasonable best efforts to cause Tribune to, pursuant to the Merger Agreement make all required filings with the Federal Trade Commission and the DOJ pursuant to the HSR Act, with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder) and shall thereafter promptly respond to all reasonable requests received from such agencies for additional information or documentation. Any filing fees payable under the HSR Act relating to the transactions contemplated hereby shall be borne one half (1/2) by each of Sinclair and Buyer.

(d)In connection with the efforts referenced in Section 7.01(b) to obtain the FCC Consent, and in connection with efforts to obtain the DOJ Consent and HSR Clearance, Buyer and Sinclair shall, and prior to the Tribune Closing, shall use reasonable best efforts to cause Tribune to, use reasonable best efforts to the extent permitted by Law, to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed in a timely manner and in all material respects of any material communication received by such party from, or given by such party, to the FCC or any other Governmental Authority (including the provision upon request of copies of any pleadings, documents, or other communications exchanged with the FCC or any other Governmental Authority) and the material non-confidential portions of any communications received or given by a private party with respect to this Agreement and the transactions contemplated hereby, and (iii) permit the other party to review any material non-confidential portions of any communication given or to be given by it to the FCC, and any other Governmental Authority with respect to this Agreement and the transactions contemplated hereby. Buyer and Sinclair may as deemed advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.01 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. For the avoidance of doubt, Sinclair’s obligations and Buyer’s rights under this Section 7.01(d) relate solely to the transactions contemplated by this Agreement and shall not extend or relate to any cooperation, communication, review or consultation rights with respect to obtaining approval from any Governmental Authority in connection with any other transactions contemplated by the Merger Agreement.

(e)Upon receipt from the DOJ of a written statement that the DOJ will not approve the sale of the Covered Stations to Buyer pursuant to this Agreement, each of Sinclair and Buyer shall immediately, and in all cases no later than twenty four (24) hours after such receipt, provide written notice to the other party of receipt of such written statement (that includes therewith a copy of the above-referenced DOJ writing).

(f)From and after the Closing, each of Buyer and Sinclair shall, and shall cause their respective Affiliates to, execute such documents and instruments and provide such information, cooperation, assistance and otherwise take such steps as Sinclair or Buyer, respectively, may reasonably request to fulfill the provisions of and to carry out the intent and give such other party the full benefit of this Agreement, including the execution and delivery of documents and instruments evidencing the transfer or assignment to Buyer, free and clear of all Liens other than Permitted Liens, of the Purchased Assets.

Section 7.02    Certain Filings; Further Proceedings. Sinclair and Buyer shall cooperate with one another and use their respective reasonable best efforts (a) in determining whether any

Proceeding by or in respect of, or filing with, any Governmental Authority is required, or any Proceedings, consents, approvals or waivers are required to be obtained from parties to any Assumed Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers, in each case that are necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (whether or not such actions, consents, approvals or waivers are conditions to the consummation of the transactions contemplated by Article X); provided, that, except as otherwise set forth herein, none of Sinclair, Tribune nor Buyer shall be required to pay consideration to obtain any such consent, approval or waiver.

Section 7.03    Control Prior to Closing. This Agreement and, without limitation, the covenants in Article V, are not intended to and shall not be construed to transfer control of the Stations or to give Buyer any right, directly or indirectly, to control, supervise or direct, or attempt to control, supervise or direct, the personnel, programming or finances, or any other matter relating to the operation of the Stations prior to the Closing, and Sinclair, Tribune or their respective Affiliates, as applicable, shall have ultimate control and supervision of all aspects of the Stations’ operations up to the time of the Closing.

Section 7.04    Public Announcements. So long as this Agreement is in effect, none of Buyer, Tribune, Sinclair or any of their respective Affiliates, shall issue or cause the publication of any press release or other public statement relating to the transactions contemplated by this Agreement or this Agreement without the prior written consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or this Agreement, in which event such party shall provide, on a basis reasonable under the circumstances and subject to applicable Law, notice to the other parties and an opportunity to the other parties to review and comment on such press release or other announcement in advance, and shall give reasonable consideration to all reasonable comments suggested thereto. Notwithstanding anything to the contrary in this Section 7.04, the parties acknowledge that this Agreement and the FCC Application will be filed with the FCC and a local public notice will be broadcast on the Stations and published in a local newspaper pursuant to applicable FCC Rules.

Section 7.05    Notices of Certain Events. From the date hereof until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with Article XI, Sinclair, on the one hand, and Buyer, on the other hand, shall each promptly notify the other of, (a) any material written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with transactions contemplated by this Agreement, (b) any written notice or other communication from any Governmental Authority or securities exchange in connection with the transactions contemplated by this Agreement, and (c) any Proceeding or investigation, commenced or, to the Knowledge of the Selling Parties or knowledge of Buyer, threatened against, Sinclair or Buyer, respectively, that would be reasonably likely to (i) prevent or materially delay the consummation of the transactions contemplated hereby or (ii) result in the failure of any conditions to the Closing set forth in Article X to be satisfied; provided, that the delivery of any notice pursuant to this Section 7.05 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any party hereunder.

Section 7.06    Retention of Records; Post-Closing Access to Records.

(a)Notwithstanding anything to the contrary contained in this Agreement, Sinclair, Tribune and their respective Affiliates may retain and use, at their own expense, copies of all documents or materials transferred hereunder, in each case, which (i) are used in connection with the businesses of Sinclair, Tribune or their respective Affiliates, other than the operation of the Stations, (ii) Sinclair, Tribune or any of their respective Affiliates in good faith determines that it is reasonably likely to need access to in connection with the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any Proceeding against or by Sinclair, Tribune or their respective Affiliates pending or threatened as of the Closing Date (other than a dispute with Buyer), or (iii) Sinclair, Tribune or any of their respective Affiliates in good faith determines it is reasonably likely to need access to in connection with any filing, report, or investigation to or by any Governmental Authority subject, in the case of clauses (ii) and (iii), to the reasonable agreement of the parties as to maintaining the confidentiality of any such materials and information.

(b)Notwithstanding anything to the contrary contained in this Agreement, for a period of three (3) years after the Closing Date, with respect to the Stations, Sinclair shall maintain, and provide Buyer and its Representatives reasonable access to, those records of Sinclair, Tribune and their respective Affiliates insofar as they relate to the Purchased Assets that relate to periods prior to the consummation of the Closing, during normal business hours and on at least ten (10) Business Days’ prior written notice (or such shorter time period as necessitated by the urgency of the underlying facts and circumstances); provided, that, except as required by Law, legal process or any listing agreement with or the listing rules of a national securities exchange or trading market, Buyer will hold, and will cause its Affiliates, Representatives and agents to hold, in confidence, and not disclose, all confidential or proprietary information to which it has had access to pursuant to this Section 7.06(b); provided, further, that such access shall not unreasonably interfere with Sinclair’s or Tribune’s business or operations. If Sinclair or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such three (3) year period in accordance with the record retention policies of Sinclair or such Affiliate then in effect, Sinclair shall, prior to such disposal, give Buyer ten (10) Business Days’ prior notice to enable Buyer, at Buyer’s expense, to segregate and remove such books and records as Buyer may select, subject to destruction of correspondence and other similar documents in the ordinary course, in accordance with customary retention policies and applicable Law.

Section 7.07    Cooperation in Litigation. From and after the Closing Date, Buyer and Sinclair shall (and shall cause their respective Affiliates to) reasonably cooperate with each other at the requesting party’s expense in the prosecution or defense of any Proceeding arising from or related to the operation of any of the Stations and involving one or more third parties (other than a dispute between Buyer or its Affiliates and Sinclair or its Affiliates). The party requesting such cooperation shall pay the reasonable, documented out-of-pocket expenses (excluding internal costs) incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party providing such cooperation and by its Affiliates and its and their officers, members, directors, employees and agents.

Section 7.08    Mail; Misallocated Assets.
(a)Mail; Communications. From and after the Closing, Sinclair hereby authorizes and empowers Buyer and its Affiliates to receive and open all mail and other communications (including electronic communications) received by Buyer or its Affiliates relating to the Business and to deal with the contents of such communications. From and after the Closing, Sinclair shall promptly deliver or cause to be delivered to Buyer any mail or other communication (including electronic communications) received by Sinclair or any of its Affiliates after the Closing Date pertaining to the Business, and if Sinclair or its Affiliates receives from any Person after the Closing Date any telephone calls with respect to the Business at any telephone number not transferred to Buyer, Sinclair shall inform such Person that the telephone number for the Business has changed and provide such Person with, and forward such call to, such telephone number for the Business as is supplied by Buyer.

(b)Misallocated Assets. From and after the Closing, in the event that Sinclair, Buyer or any of their respective Affiliates discovers that an asset used primarily in the Business (other than an Excluded Asset) is owned by Sinclair or any of its Affiliates and was not acquired by Buyer as a Purchased Asset as contemplated herein, Sinclair shall assign, transfer, convey and deliver such asset to Buyer or one of its Affiliates, as directed by Buyer, for no additional consideration, and shall execute such further documents and instruments reasonably necessary to give effect to and evidence such assignment, transfer, conveyance and delivery and such asset shall be considered a Purchased Asset for all purposes hereunder. From and after the Closing, in the event that Sinclair, Buyer or any of their respective Affiliates discovers that an asset not used primarily in the Business was sold, transferred, conveyed and assigned to Buyer or its Affiliates hereunder, Buyer shall, or shall cause such Affiliate to, assign, transfer, convey and deliver such asset to Sinclair or one of its Affiliates, as directed by Sinclair, for no consideration, and shall execute such further documents and instruments reasonably necessary to give effect to and evidence such assignment, transfer, conveyance and delivery and such asset shall be considered an Excluded Asset for all purposes hereunder.

Section 7.09    Confidentiality. Following the Closing Date, subject to the requirements of applicable Law or any national stock exchange and unless a disclosing party determines, after consultation with counsel, that it is reasonably likely to be required by applicable Law, by judicial or similar process or by any listing agreement with or the listing rules of a national securities exchange or trading market to make disclosure, Sinclair shall and shall cause its Affiliates to keep confidential and not disclose any non-public information regarding the Business, Buyer and its Affiliates and their business and properties that are disclosed in connection with the negotiation, preparation or performance of this Agreement.

Section 7.10    Repacking.
(a)Following the date hereof, the parties hereto agree to reasonably cooperate in connection with the implementation of any modifications or amendments to the FCC Licenses or the Stations necessitated by the Repack conducted by the FCC, including taking such actions as may be reasonably requested by Buyer in connection therewith or as may be reasonably required to comply with any FCC order in connection therewith.

(b)Without limiting the generality of Section 7.10(a), with respect to the Repack, Sinclair shall, and as applicable prior to the Tribune Closing shall use reasonable best efforts to cause Tribune, to: (i) provide Buyer with copies of all FCC filings previously made in connection with the channel changes and with the reimbursement of actual expenses incurred; (ii) cooperate with Buyer in connection with future FCC filings; (iii) provide Buyer with all technical information in the possession of Sinclair, Tribune or their respective Affiliates regarding the construction plans for the channel changes in respect of the Repacked Stations, including, to the extent available, details about the equipment to be purchased, site surveys, title reports, structural analysis, lease negotiations and any other engineering or construction activities reasonably necessary to complete the channel changes; (iv) not incur any expenses with respect to the channel changes for the Repacked Stations without consultation with Buyer; (v) comply with all applicable deadlines imposed by the FCC with respect to the Repacked Stations and the Repack, as applicable, including, with respect to the build-out of a Repacked Station’s construction permit, its cessation of operations on its existing channel, and commencement of operations on its new channel, to the extent applicable, in connection with the Repack and provide updates with respect to the foregoing, as may be reasonably requested by Buyer, from time to time, prior to the Closing; and (vi) cooperate with Buyer upon the Closing to file one or more new FCC Forms 1876 to designate Buyer, or Buyer’s designee, as an entity eligible to receive reimbursements from the TV Broadcaster Relocation Fund (“Repack Fund”) of eligible expenses related to the channel changes and to establish one or more new accounts for such reimbursements. With respect to any out-of-pocket costs, fees or expenses incurred, and paid to third parties, by Tribune or its Affiliates prior to the Closing (x) directly arising from the activities set forth in the foregoing clause (v) of this Section 7.10(b) or (y) otherwise incurred in connection with the Repack of the Repacked Stations (collectively, “Aggregate Repack Costs”), Sinclair shall, and prior to the Tribune Closing shall use reasonable best efforts to cause Tribune, to provide reasonable documentation of all such Aggregate Repack Costs to Buyer on a timely basis, and as may be reasonably requested by Buyer from time to time. In connection with Section 2.08(k), Buyer shall pay to Sinclair an amount equal to the Aggregate Repack Costs less the amount of any reimbursements received by Sinclair or Tribune from the Repack Fund with respect to the Repacked Stations (“Net Repack Costs”); provided, that if no payment is required under Section 2.08(k)(i), Buyer shall pay Sinclair the Net Repack Costs no later than the tenth (10th) Business Day after the Settlement Statement becomes the Final Settlement Statement. Buyer shall be entitled to retain any reimbursement funds from the Repack Fund that have not been included as a deduction of Aggregate Repack Costs for purposes of its payment of Net Repack Costs.

Section 7.11    Post-Closing Financials. Within forty-five (45) days after the Closing, Sinclair shall deliver to Buyer an unaudited balance sheet for the Stations as of the date prior to the Closing Date and the related combined unaudited statement of operations for the period since the end of the last month for which a statement of operation was provided to Buyer pursuant to Section 5.04 through the date prior to the Closing Date, which balance sheet and statement of operations shall be prepared on a materially similar basis to the manner in which the Financial Statements.  Sinclair shall reasonably cooperate with Buyer and provide such information and assistance as is reasonably required by Buyer in order to support Buyer’s internal or external financial statement and information reporting process in respect of the Business.

Section 7.12    WSFL-TV Matters. From and after the Closing, Buyer and Sinclair shall comply with the obligations with respect to WSFL-TV as set forth in Exhibit K.

ARTICLE VIII
EMPLOYEE MATTERS
Section 8.01    Employment.

(a)At least five (5) days prior to the Closing Date, Buyer shall offer employment as of the Closing Date, which offers shall be consistent with the employment terms set forth below in this Section 8.01 and conditioned on Closing, to each Employee employed immediately prior to the Closing Date and who is listed on Section 3.11(b) of the Disclosure Schedules (or who is hired after the date of such list either (i) to replace a departing employee or (ii) with the prior, written consent of Buyer), and who is not on authorized or unauthorized leave of absence, sick leave, short or long-term disability leave, military leave or layoff with recall rights (“Active Employees”). Employees who are on authorized leave of absence, sick leave, short or long-term disability leave, military leave or layoff with recall rights (collectively, “Inactive Employees”) shall be offered employment by Buyer, which offer shall be conditioned on Closing and each such Inactive Employee’s return to active employment immediately following such absence within twelve (12) months of the Closing Date, or such later date as required under applicable Law (the “Return Deadline”); provided, that to the extent that any Inactive Employee does not accept Buyer’s offer of employment or does not return prior to the Return Deadline, such Inactive Employee shall remain an employee of Sinclair. For the purposes hereof, all Active Employees, or Inactive Employees, who accept Buyer’s offer of employment and commence employment on the applicable Employment Commencement Date are referred to individually as a “Transferred Employee” and collectively as the “Transferred Employees.” The “Employment Commencement Date” as referred to herein shall mean (i) as to those Transferred Employees who are Active Employees hired upon the Closing Date, the Closing Date and (ii) as to those Transferred Employees who are Inactive Employees, the date on which the Transferred Employee begins employment with Buyer.

(b)The initial terms and conditions of employment for those Non-Union Transferred Employees who have employment agreements with Sinclair, Tribune or any of their respective Affiliates shall be as set forth in such employment agreements; provided, that Buyer may require such Transferred Employees to execute comparable new employment agreements with Buyer as a condition of employment.

(c)From the Employment Commencement Date until at least one (1) year after the Closing Date, Buyer and Sinclair agree that Buyer or its Affiliates shall provide each Transferred Employee who is not a Union Employee (“Non-Union Transferred Employee”), to the extent that such Non-Union Transferred Employee remains employed by Buyer (which obligation shall not give any Non-Union Transferred Employee any right to continued employment for any specified period) and who does not have an employment agreement with Sinclair, Tribune or any of their respective Affiliates and who is employed by Buyer with (i) annual base salary or wages that are no less favorable than such Transferred Employee’s annual base salary or wages immediately prior to the Employment Commencement Date, (ii) subject to Section 8.05, cash bonus opportunities (excluding equity incentive opportunities) that are, in the aggregate, no less favorable than the cash bonus opportunities (excluding equity incentive opportunities) provided to such Transferred Employees immediately prior to the Employment Commencement Date, and (iii) employee benefits (excluding retiree medical and defined benefit opportunities) that, in the aggregate, are no less favorable than the employee benefits (excluding retiree medical and defined benefit opportunities) provided to similarly situated employees of Buyer immediately prior to the Employment Commencement Date; provided, however, that Buyer shall not have any of the foregoing obligations to the extent Sinclair has not, prior to the date hereof, disclosed to Buyer the amounts and terms of any such compensation or benefits that are effective as of the date hereof, except with respect to any changes to such compensation or benefits, implemented after the date hereof, in accordance with the terms of this Agreement (including Section 5.01).

(d)Buyer and Sinclair agree that Buyer shall not assume and shall not be bound by the terms and obligations of any Bargaining Agreement as a successor or assign of Sinclair, Tribune or any of their respective Affiliates or otherwise. Subject to the foregoing: (i) on each Employment Commencement Date Buyer agrees that Buyer or its Affiliates shall provide the Union Employees with an initial base salary (or hourly wage), commission rate and normal bonus opportunity at least as favorable as those provided by Sinclair, Tribune, or any of their respective Affiliates, as applicable, immediately prior to the applicable Employment Commencement Date, and (ii) following the Closing Date, Buyer or its Affiliates shall comply with any and all bargaining obligations under the National Labor Relations Act with respect to the Union Employees.

(e)For the avoidance of doubt, nothing in this Article VIII shall give any Transferred Employee any right to employment or continued employment for any specified period. Buyer agrees that Buyer shall provide severance benefits to the Transferred Employees on terms that are at least as favorable as those provided to similarly situated employees of Buyer. To the extent permitted by Law and Buyer’s employee benefit plans, programs, and policies, Buyer shall give Non-Union Transferred Employees full credit for purposes of eligibility waiting periods and vesting, and for benefit accrual (other than benefit accrual under a defined benefit pension plan or for eligibility to participate in any retiree medical or life insurance program or other plan or program that is closed to new participants) under the employee benefit plans or arrangements or severance practices maintained by Buyer or its Affiliates in which such Non‑Union Transferred Employees participate for such Transferred Employees’ service with Sinclair, Tribune or any of their respective Affiliates or predecessors, but only to the extent Sinclair, Tribune or any of their respective Affiliates recognized such service for purposes of equivalent benefit plans or arrangements or severance practices.

Section 8.02    Savings Plan. Sinclair and Tribune shall take all reasonable actions necessary to 100% vest each Transferred Employee’s accounts under each Sinclair Plan or Tribune Plan intended to qualify under Section 401(k) of the Code. Buyer shall take any and all actions as may be required to cause a tax-qualified defined contribution plan established or designated by Buyer (the “Buyer’s 401(k) Plan”), including, if necessary, making amendments to the Buyer’s 401(k) Plan, to accept rollover contributions from the Transferred Employees of any account balances

(inclusive of any plan loans) in cash or notes (in the case of loans) distributed to them by the Sinclair 401(k) Plan or the Tribune 401(k) Plan, as applicable. The distribution and rollover described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party by applicable Law in connection therewith. Consistent with Section 8.01, Buyer’s 401(k) Plan shall credit Transferred Employees with service credit for eligibility and vesting purposes for service recognized for the equivalent purposes under the Sinclair 401(k) Plan or the Tribune 401(k) Plan, as applicable.

Section 8.03    Employee Welfare Plans. With respect to Employees of Sinclair, Sinclair shall and, with respect to Employees of Tribune, shall cause Tribune to, retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred under the terms of the Sinclair Plans or Tribune Plans, respectively, by such Employees or their covered dependents prior to the Employment Commencement Date, as applicable. Expenses and benefits with respect to claims (or rights to make claims) incurred by Transferred Employees or their covered dependents on or after the Employment Commencement Date shall be the responsibility of Buyer, subject to the terms and conditions of Buyer’s welfare plans. With respect to any welfare benefit plans maintained by Buyer for the benefit of Transferred Employees on and after the Employment Commencement Date, to the extent permitted by applicable Law, Buyer shall (a) cause any eligibility requirements or pre-existing condition limitations to be waived to the same extent waived generally by Buyer with respect to its employees and (b) give effect, in determining any deductible and maximum out-of-pocket limitations, amounts paid by such Transferred Employees with respect to similar plans maintained by Sinclair, Tribune or any of their respective Affiliates.

Section 8.04    Vacation; Personal Time. Prior to or on the applicable Employment Commencement Date, Sinclair, Tribune or any of their respective Affiliates shall pay to each Transferred Employee who resides in a Payout State an amount equivalent to such employee’s accrued but unused vacation and personal time as of the Employment Commencement Date at the employee’s base rate of compensation on the Employment Commencement Date, which has been taken into account as a proration pursuant to Section 2.08(c) such that Buyer shall not assume any liabilities for unpaid accrued vacation and personal time of such Transferred Employee; provided, that for the purposes of this Agreement, prior service with Sinclair, Tribune, or any of their respective Affiliates shall be taken into account in determining the vacation and personal time entitlement for each Transferred Employee who resides in a Payout State under Buyer’s vacation and personal time policy after the applicable Employment Commencement Date. Subject to the foregoing, with respect to Transferred Employees who reside in a Non-Payout State, Buyer shall assume all liabilities for such unpaid accrued vacation and personal time of each Transferred Employee (to the extent taken into account as a proration pursuant to Section 2.08(c)), giving service credit under Buyer’s vacation and personal time policy for service with Sinclair, Tribune or any of their respective Affiliates, and shall permit Transferred Employees to use their vacation and personal time entitlement accrued as of the applicable Employment Commencement Date in accordance with Buyer’s policy for carrying over unused vacation and personal time. To the extent that Buyer’s policies do not permit a Transferred Employee who resides in a Non-Payout State to use any accrued and unused vacation and/or other personal time for which Buyer has assumed the liabilities hereunder (other than as a result of such Transferred Employee’s failure to use such vacation and/or other personal time despite his or her eligibility to do so, without adverse consequences, under Buyer’s policies), Buyer will pay such Transferred Employee who resides in a Non-Payout State for any such vacation and/or personal time at the time at which such accrued vacation and/or personal time would otherwise be lost. Notwithstanding any provision in this Agreement to the contrary, no Transferred Employee shall be entitled to receive duplicated credit for the same period of service.

Section 8.05    Bonus. Buyer shall assume the obligation to provide, within ninety (90) days of the applicable Employment Commencement Date, each Transferred Employee a prorated cash bonus for the portion of the calendar year preceding the Closing Date in accordance with the terms of the applicable bonus plan made available to Buyer and subject to (i) such pro rata portion of any such annual bonus being accounted for as a proration pursuant to Section 2.08(c), and (ii) Buyer being provided a schedule of prorated bonus payment for each Transferred Employee; provided, that the aggregate amount of annual bonuses paid to Transferred Employees in respect of the portion of the year during which the Closing occurs beginning on January 1 and ending on the Closing Date shall be no less than the Accrued Bonus Amount.

Section 8.06    Treatment of Equity Awards. Sinclair and Tribune shall take all actions necessary to cause each equity award held by a Transferred Employee that did not become vested or terminated as a result of the Merger Agreement and that has been converted into an unvested right as of immediately prior to the Closing to be treated, solely for the purposes of the outstanding converted equity awards, as if the Transferred Employee’s employment with Sinclair or Tribune was terminated without “cause” upon the Closing. Sinclair and Tribune, as applicable, shall bear and retain all liability with respect to such equity and any equity-based awards, including, all employment Taxes related thereto.

Section 8.07    No Further Rights. Without limiting the generality of Section 13.08, nothing in this Article VIII, express or implied, is intended to confer on any Person (including any Transferred Employees and any current or former Employees of Sinclair, Tribune or any of their respective Affiliates) other than Buyer and Sinclair and their respective successors and permitted assigns any rights, benefits, remedies, obligations or liabilities under or by reason of this Article VIII. Accordingly, notwithstanding anything to the contrary in this Article VIII, this Agreement is not intended to create a Contract between Buyer and Sinclair or Tribune, on the one hand, and an Employee of Sinclair, Tribune or any of their respective Affiliates, on the other hand, and no Employee of Sinclair, Tribune, Buyer or any of their respective Affiliates may rely on this Agreement as the basis for any breach of contract claim against Buyer, Sinclair, Tribune or any of their respective Affiliates. This Section 8.07 does not amend any provision of any employee benefit plan of Buyer, Sinclair, Tribune or any of their respective Affiliates and is not intended to nor shall require Buyer to continue any employee benefit plan beyond the time when it otherwise lawfully could be terminated or modified.

Section 8.08    Flexible Spending Plan. As of the Employment Commencement Date, with respect to all Employees of Sinclair, Sinclair shall, and, with respect to all Employees of Tribune, shall cause Tribune to, transfer from the Employee Plans that are medical and dependent care account plans (each, a “Seller FSA Plan”) to one or more medical and dependent care account plans established or designated by Buyer (collectively, the “Buyer FSA Plan”) the account balances

(positive or negative) of Transferred Employees, and Buyer shall be responsible for the obligations of the Seller FSA Plans to provide benefits to the Transferred Employees with respect to such transferred account balances at or after the Employment Commencement Date (whether or not such claims are incurred prior to, on or after such date) for the remainder of the calendar year that follows the Employment Commencement Date. Each Transferred Employee shall be permitted to continue to have payroll deductions made as most recently elected by him or her under the applicable Seller FSA Plan. As soon as reasonably practicable following the end of the plan year for the Buyer FSA Plan, including any grace period, Buyer shall promptly reimburse Sinclair, Tribune or any of their respective Affiliates, as applicable, for benefits paid by the Seller FSA Plans to any Transferred Employee prior to the Employment Commencement Date to the extent in excess of the payroll deductions made in respect of such Transferred Employee at or prior to the Employment Commencement Date but only to the extent that such Transferred Employee continues to contribute to the Buyer FSA Plan the amount of such deficiency. This Section 8.08 shall be interpreted and administered in a manner consistent with Rev. Rul. 2002-32.

Section 8.09    Payroll Matters. Buyer shall, and, with respect to Employees of Sinclair, Sinclair shall and, with respect to Employees of Tribune, shall cause Tribune to, utilize the following procedures for preparing and filing Internal Revenue Service Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53 for Transferred Employees:

(a)(i) Sinclair and Tribune shall provide all required Forms W-2 to (x) all Transferred Employees reflecting wages paid and taxes withheld by Sinclair or Tribune, as applicable, prior to the Employment Commencement Date, and (y) all other Employees and former Employees of Sinclair or Tribune who are not Transferred Employees reflecting all wages paid and taxes withheld by Sinclair or Tribune, as applicable, and (ii) Buyer (or one of its Affiliates) shall provide all required Forms W-2 to all Transferred Employees reflecting all wages paid and taxes withheld by Buyer (or one of its Affiliates) on and after the Employment Commencement Date.

(b)Sinclair shall, and shall use reasonable best efforts to cause Tribune to, adopt, and Buyer shall adopt, the “alternative procedure” of Revenue Procedure 2004-53 for purposes of filing Internal Revenue Service Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). Under this procedure, Sinclair or Tribune, as applicable, shall provide to Buyer all Internal Revenue Service Forms W-4 and W-5 on file with respect to each Transferred Employee and any written notices received from the Internal Revenue Service under Reg. § 31.3402(f)(2)-1(g)(5) of the Code, and Buyer will honor these forms until such time, if any, that such Transferred Employee submits a revised form.

(c)With respect to garnishments, tax levies, child support orders, and wage assignments in effect with Sinclair, Tribune or any of their respective Affiliates on the Employment Commencement Date for Transferred Employees and with respect to which Sinclair or Tribune, as applicable, has notified Buyer in writing, Buyer shall honor such payroll deduction authorizations with respect to Transferred Employees and will continue to make payroll deductions and payments to the authorized payee, as specified by a court or order which was filed with Sinclair, Tribune or any of their respective Affiliates, as applicable, on or before the Employment Commencement Date, to the extent such payroll deductions and payments are in compliance with applicable Law, and from and after the Closing Date, Sinclair, Tribune or any of their respective Affiliates, as applicable, will continue to make such payroll deductions and payments to authorized payees as required by Law with respect to all other Employees of Sinclair, Tribune or any of their respective Affiliates who are not Transferred Employees. Sinclair shall, and shall use reasonable best efforts to cause Tribune to, as soon as practicable after the Employment Commencement Date, provide Buyer with such information in the possession of Sinclair, Tribune or any of their respective Affiliates as may be reasonably requested by Buyer and necessary for Buyer to make the payroll deductions and payments to the authorized payee as required by this Section 8.09(c).

Section 8.10    WARN Act. Buyer shall not take any action on or after the Closing Date that would cause any termination of employment of any Employees by Sinclair, Tribune or any of their respective Affiliates that occur before the Closing to constitute a “plant closing” or “mass layoff” under the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local “mass layoff” or “plant closing” Law (collectively, the “WARN Act”) or in connection with events that occur from and after the Closing, or to create any liability to Sinclair, Tribune or any of their respective Affiliates for any employment terminations under applicable Law. The Assumed Liabilities shall include all liabilities with respect to any amounts (including any severance, fines or penalties) payable under or pursuant to the WARN Act only with respect to any Employees who do not become Transferred Employees as a result of Buyer’s failure to extend offers of employment or continued employment as required by Section 8.01, and Buyer shall reimburse Sinclair and Tribune for any such amounts.

ARTICLE IX
TAX MATTERS

Section 9.01    Bulk Sales. Sinclair and Buyer hereby waive compliance with the provisions of any applicable bulk sales law and no representations, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such non-compliance; provided, that any liability or obligation relating to any such non-compliance (other than a liability or obligation that would otherwise be an Assumed Liability hereunder) shall be deemed an Excluded Liability hereunder.

Section 9.02    Transfer Taxes. All Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement shall be shared fifty percent (50%) by Sinclair and fifty percent (50%) by Buyer. The party which has the primary responsibility under applicable Law for the payment of any particular Transfer Tax shall prepare and file any Tax Return required to be filed in connection with such Transfer Tax, pay the full amount of such Transfer Tax to the appropriate Governmental Authority in accordance with applicable Law, notify the other party in writing of the amount paid, and attach to such notification a copy of any Tax Returns filed in connection with such Transfer Tax. The other party shall pay the party that paid the Transfer Tax an amount equal to fifty percent (50%) of such Transfer Tax by check or wire transfer of immediately available funds within five (5) Business Days after receiving such notice. Buyer and Sinclair shall (and prior to the Tribune Closing Sinclair shall use reasonable best efforts to cause Tribune to) cooperate in the preparation, execution and filing of all Transfer Tax Returns and shall cooperate in seeking to secure any available exemptions from such Transfer Taxes.

Section 9.03    FIRPTA Certificate. Tribune shall deliver to Buyer on the Closing Date a duly completed and executed certificate of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations. Buyer’s sole remedy under this Agreement for failure to receive any such certificate shall be to make any withholdings as are required pursuant to Section 1445 of the Code.

Section 9.04    Taxes and Tax Returns.

(a)Sinclair shall prepare and properly file or cause to be filed (or cause to be delivered to Buyer, and Buyer shall file, if Buyer is required by Law to file) any Tax Returns required to be filed with respect to such Purchased Assets for any taxable period ending before the Closing Date, in each case, in a manner consistent with applicable Law and the past practice of Sinclair or Tribune, as applicable, and to pay any Taxes required to be paid in connection therewith.

(b)Buyer shall prepare and properly file or cause to be filed any Tax Returns required to be filed with respect to the Purchased Assets for any taxable period beginning on or after the Closing Date, and shall pay any Taxes required to be paid in connection therewith.

(c)Buyer shall prepare, in a manner consistent with applicable Law and the past practice of Sinclair or Tribune, as applicable, and properly file or cause to be filed any Tax Returns required to be filed with respect to the Purchased Assets for any taxable period beginning before and ending on or after the Closing Date (a “Straddle Period”), and shall pay any Taxes required to be paid in connection therewith. Sinclair and Tribune shall be liable for the proportionate amount of such Taxes that is attributable to the portion of the Straddle Period ending on the day prior to the Closing Date, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the portion of the Straddle Period beginning on the Closing Date, in each case as determined in accordance with Section 9.04(d). For the avoidance of doubt, Sinclair and Tribune shall be liable for any income Taxes of Sinclair and Tribune arising out of or resulting from the sale of the Purchased Assets and assumption of the Assumed Liabilities pursuant to this Agreement.

(d)For purposes of this Agreement, all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for any Straddle Period shall be prorated between the portion of such Straddle Period ending on the day prior to the Closing Date and the portion of such Straddle Period beginning on the Closing Date based on the relative number of days in each such portion. For the avoidance of doubt, Sinclair and Tribune shall be liable for any income Taxes of Sinclair and Tribune arising out of or resulting from the sale of the Purchased Assets and assumption of the Assumed Liabilities pursuant to this Agreement.

Section 9.05    Purchase Price Allocation. Within two hundred and ten (210) days after the Closing Date, with respect to the Purchased Assets, Buyer shall provide to Sinclair a written allocation of the purchase price (as determined for U.S. federal income tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local, or foreign Law, as appropriate). Sinclair shall provide Buyer with any comments on such schedule within thirty (30) days after receipt thereof, and Buyer and Sinclair shall negotiate in good faith to resolve any such comments.

If Sinclair does not provide Buyer with any comments within thirty (30) days, or if the parties reach agreement on a resolution of any such comments, then such schedule shall be considered agreed upon, and neither Buyer (and its Affiliates) nor Sinclair (and its Affiliates) shall take any position inconsistent with such allocation in the filing of any and all Tax Returns and other relevant documents with any Governmental Authority. If the parties are unable to reach agreement with respect to such allocation, then the parties shall have no further obligation under this Section 9.05 and each party shall make its own determination of such allocation for financial and Tax reporting purposes.

Section 9.06    Net Payment. If at any time each party owes the other party a payment related to Taxes under this Agreement, then only the party owing the larger amount shall be required to make a payment to the other party, which payment shall be reduced by the amount of the payment related to Taxes the other party owes to the first party.

ARTICLE X
CONDITIONS TO CLOSING

Section 10.01    Conditions to Obligations of the Parties. The obligations of Buyer, Tribune and Sinclair to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver (such waiver to be granted by Buyer and Sinclair (including on behalf of Tribune) as it relates to Sections 10.01(a), (b) and (c) below, and by Buyer, Sinclair and Tribune, solely as it relates to Section 10.01(d) below, in each case, if permitted by Law), at or prior to the Closing, of each of the following conditions:

(a)No provision of any applicable Law and no Order shall be in effect which has the effect of making the transactions contemplated hereby illegal or otherwise prohibits the consummation of the Closing.

(b)The FCC Consent and the HSR Clearance, if any, shall have been granted or obtained and be effective.

(c)Solely in the event that Sinclair agrees to divest KSTU and KCPQ (collectively, the “Covered Stations”) in order to obtain the DOJ’s approval of the Merger, the execution by the DOJ of the DOJ Consent Decree with respect to the sale of the Covered Stations to Buyer pursuant to this Agreement or if the DOJ otherwise consents in writing with respect to such sale of the Covered Stations to Buyer. For the avoidance of doubt, if for any reason the divestiture of the Covered Stations is not required by the DOJ as a condition to the DOJ’s approval of the Merger, then the foregoing consent of DOJ shall not be a condition to the sale of the Covered Stations under this Agreement, and such Covered Stations shall be subject only to those conditions applicable to all Stations pursuant to the terms and subject to the conditions of this Agreement.

(d)The conditions to the Tribune Closing shall have been satisfied or waived (except for any conditions that by their nature can only be satisfied at or as of the Tribune Closing, which conditions will be satisfied or waived at the Tribune Closing) and the Tribune Closing shall have occurred or shall be scheduled to occur immediately following the Closing.

Section 10.02    Conditions to Obligations of Sinclair. The obligation of Sinclair to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver (if such waiver is permitted by Law) by Sinclair, at or prior to the Closing, of each of the following further conditions:

(a)The representations and warranties of Buyer made in this Agreement shall be true and correct, disregarding all qualifiers and exceptions relating to materiality or material adverse effect, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except, in all cases, to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifiers and exceptions relating to materiality or material adverse effect, as of such earlier date), except in all cases where any failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

(b)Buyer shall have performed in all material respects all obligations required to be performed by Buyer under this Agreement on or prior to the Closing Date.

(c)Sinclair shall have received a certificate dated as of the Closing Date from Buyer, executed by an authorized officer of Buyer, to the effect that the conditions set forth in Section 10.02(a) and Section 10.02(b) have been satisfied.

(d)Sinclair or Tribune, as applicable, shall have received all of the deliveries required to be made by Buyer as contemplated by Section 2.07(b)(i) and Section 2.07(b)(iii).

Section 10.03    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Buyer (if such waiver is permitted by Law), at or prior to the Closing, of each of the following further conditions:

(a)The representations and warranties of Sinclair made in this Agreement shall be true and correct, disregarding all qualifiers and exceptions relating to materiality or Material Adverse Effect, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in all cases to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifiers and exceptions relating to materiality or Material Adverse Effect, as of such earlier date), except in all cases where any failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)Sinclair shall have performed in all material respects all obligations required to be performed by Sinclair under this Agreement on or prior to the Closing Date; provided, that, for purposes of determining whether the condition contained in this clause (b) has been satisfied, Section 5.01 shall be read without giving effect to the “reasonable best efforts” standard set forth therein (such that a “shall” standard shall instead apply).

(c)Since the date of this Agreement, there has not been any effect, change, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)Buyer shall have received a certificate dated as of the Closing Date from Sinclair, executed by an authorized officer of Sinclair, to the effect that the conditions set forth in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been satisfied.

(e)Buyer shall have received all of the deliveries required to be made or caused to be made by Sinclair or Tribune as contemplated by Section 2.07(b)(ii), Section 2.07(b)(iii) and Section 2.07(b)(iv).

(f)Buyer shall have received a certificate dated as of the Closing Date from Sinclair and reasonably acceptable to Buyer, executed by an authorized officer of Sinclair and an authorized officer of Tribune, unconditionally confirming that, upon payment of the Purchase Price by Buyer to Tribune, the Tribune Closing shall immediately occur.

ARTICLE XI
TERMINATION

Section 11.01    Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)by the mutual written consent of Sinclair and Buyer;

(b)either by Sinclair (or solely with respect to clause (ii) below, Tribune) or Buyer:
(i)if there shall be any Law that prohibits the consummation of the transactions contemplated by this Agreement, or if a Governmental Authority of competent jurisdiction shall have issued an Order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable;
(ii)in the event of the termination of the Merger Agreement pursuant to the terms thereof; and
(iii)if the DOJ states in writing that it will not approve the sale of the Covered Stations to Buyer pursuant to this Agreement and within ten (10) Business Days of receipt of such writing, the party desiring to terminate this Agreement pursuant to this Section 11.01(b)(iii) shall have provided written notice to the other party of such termination (that includes therewith a copy of the above-referenced DOJ writing);

(c)by Sinclair:

(i)if the Closing shall not have occurred on or before the twelve (12) month anniversary of the date of this Agreement (the “Sinclair Termination Date”) so long as Sinclair is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement to the extent that would give Buyer the right not to close pursuant to Section 10.03; and

(ii)upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer is or becomes inaccurate, and in either case such breach or inaccuracy (A) is not cured or capable of being cured by the earlier of the day prior to the Sinclair Termination Date and thirty (30) days following written notice of such breach from Sinclair (to the extent such breach is curable) and (B) would give rise to the failure of a condition set forth in Section 10.02; provided, that Sinclair shall not have the right to terminate this Agreement pursuant to this Section 11.01(c)(ii) if Sinclair is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement which breach, if not cured, would render the conditions set forth in Section 10.01 and Section 10.03 incapable of being satisfied; and

(d)by Buyer:
(i)if the Closing shall not have occurred on or before December 31, 2018 (the “Buyer Termination Date”) so long as Buyer is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement to the extent that would give Sinclair the right not to close pursuant to Section 10.02; and

(ii)upon a breach of any representation, warranty, covenant or agreement on the part of Sinclair set forth in this Agreement, or if any representation or warranty of Sinclair is or becomes inaccurate, and in either case such breach or inaccuracy (A) is not cured or capable of being cured by the earlier of the day prior to the Buyer Termination Date and thirty (30) days following written notice of such breach from Buyer (to the extent such breach is curable) and (B) would give rise to the failure of a condition set forth in Section 10.03; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 11.01(d)(ii) if Buyer is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach, if not cured, would render the conditions set forth in Section 10.01 and Section 10.02 incapable of being satisfied.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other parties.
Section 11.02    Notice of Breach. Notwithstanding anything to the contrary in this Article XI, (a) neither Sinclair nor Buyer shall be entitled to provide notice of termination pursuant to Section 11.01(c)(ii) or Section 11.01(d)(ii) unless Sinclair or Buyer, as the case may be, has provided the other party notice of the particular breach that would warrant termination of this Agreement and thirty (30) days to cure such breach and (b) notwithstanding anything in the foregoing clause (a) to the contrary, in no event shall Buyer have any cure period for any failure to pay the Purchase Price in accordance with Section 2.06.

Section 11.03    Effect of Termination. In the event of a termination of this Agreement pursuant to Section 11.01, this Agreement (other than the Confidentiality Agreement, Section 7.04,

Section 12.01, Article XI, Article XIII and Article I to the extent related to such foregoing Sections or Articles, which shall remain in full force and effect) shall forthwith become null and void, and no party hereto (nor any of their respective Affiliates, members, directors, officers or employees) shall have any liability or further obligation; provided, however, that any such termination shall not relieve Sinclair or Buyer from any liability for any willful and material breach of this Agreement occurring prior to such termination.

ARTICLE XII
SURVIVAL; INDEMNIFICATION

Section 12.01    Survival. The representations or warranties contained in this Agreement, or in any instrument or certificate delivered by any party at the Closing, will survive the Closing until the third (3rd) anniversary of the Closing Date, except, in each case, in the case of actual fraud by Sinclair or Buyer; provided, that the Fundamental Representations shall survive until the sixth (6th) anniversary of the Closing Date, except in each case, in the case of actual fraud by Sinclair or Buyer. Any claims for breach of the covenants and other agreements contained in this Agreement or in any instrument or certificate delivered by any party at the Closing, in each case which are required by their terms to be performed in whole or in part on or prior to the Closing, will survive the Closing until the nine (9) month anniversary of the Closing Date. The covenants and agreements in this Agreement which contemplate performance after the Closing or that by their terms contemplate performance after the termination of this Agreement, will survive until performed or otherwise in accordance with their terms set forth herein. No party shall have any liability to another party for any claim made following the applicable expiration date. Notwithstanding the foregoing, if a party provides notice of a claim in accordance with Section 12.04 prior to the applicable expiration date, such claim shall survive until finally resolved. Buyer and Sinclair further acknowledge that the time periods set forth herein for the assertion of claims under this Agreement are the result of arms-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

Section 12.02    Indemnification by Buyer. From and after the Closing, Buyer shall indemnify against and hold harmless Sinclair, Tribune and their respective Affiliates and their respective employees, officers, members, successors, assigns and Representatives (collectively, the “Seller Indemnified Parties”) from, and will promptly defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Proceeding brought by any Governmental Authority or Person and including reasonable attorneys’ fees and expenses reasonably incurred) (collectively, “Losses”), which any Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(a)any breach or inaccuracy of any of the representations and warranties contained in Section 4.09, of any Buyer Fundamental Representation contained in this Agreement, or in any certificate delivered pursuant hereto;

(b)any breach or nonfulfillment of any agreement or covenant of Buyer under the terms of this Agreement;

(c)the Assumed Liabilities; and

(d)the matters set forth on Section 12.02(d) of the Buyer Disclosure Schedules.

Section 12.03    Indemnification by Sinclair. From and after the Closing, Sinclair shall indemnify against and hold harmless Buyer, its Affiliates, and each of their successors and permitted assigns, and their respective employees, officers, directors, successors, assigns and Representatives (collectively, the “Buyer Indemnified Parties”) from, and will promptly defend any Buyer Indemnified Party from and reimburse any Buyer Indemnified Party for, any and all Losses which such Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:
(a)any breach or inaccuracy of any of the representations and warranties of Sinclair contained in this Agreement, or in any certificate delivered pursuant hereto;

(b)any breach or nonfulfillment of any agreement or covenant of Sinclair under the terms of this Agreement (it being understood that, prior to the Tribune Closing, Sinclair shall not be considered to have breached or not fulfilled any agreement or covenant of Sinclair that requires Tribune to take any action or refrain from taking any action with respect to the Business unless Sinclair shall have failed to use its reasonable best efforts to cause Tribune to comply with the covenants set forth herein with respect thereto); and

(c)the Excluded Liabilities (subject to Section 12.02(d)) and the Excluded Assets.
Section 12.04    Notification of Claims.
(a)A Seller Indemnified Party or Buyer Indemnified Party entitled to be indemnified pursuant to Section 12.02 or Section 12.03 (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any claim or demand that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement; provided, that a failure to give prompt notice or to include any specified information in any notice will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party that was entitled to receive such notice was damaged as a result of such failure. Subject to the Indemnifying Party’s right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article XII within thirty (30) days after the receipt of written notice thereof from the Indemnified Party. No claim may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable survival period.

(b)If the Indemnified Party shall notify the Indemnifying Party of any claim pursuant to Section 12.04(a), the Indemnifying Party shall have the right to employ counsel of its choosing to defend any such claim asserted by any third party against the Indemnified Party for so long as the Indemnifying Party shall continue in good faith to diligently defend against such claim. The Indemnified Party shall have the right to participate in the defense of any such claim at its own cost and expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as reasonably possible after the date of the notice of claim given by the Indemnified Party to the

Indemnifying Party under Section 12.04(a), of its election to defend in good faith any such third party claim. So long as the Indemnifying Party is defending in good faith any such claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed and the Indemnified Party shall make available to the Indemnifying Party or its agents all material records and other material in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party claim. Under no circumstances may the Indemnifying Party settle or compromise such claim without the written consent of the Indemnified Party, which consent of the Indemnified Party shall not be unreasonably withheld, conditioned or delayed so long as (x) the Indemnified Party is given a full and complete release of any and all liability from any claims made against it by the third party or third parties making such third party claim, (y) the Indemnified Party has no obligation to pay any monetary damages and (z) such settlement does not impose an injunction or other equitable relief to the Indemnified Party. In the event (i) the Indemnifying Party elects not to defend such claim, (ii) the Indemnifying Party elects to defend such claim but fails to diligently defend such claim in good faith, (iii) the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal or equitable defenses available to such Indemnified Party or other Indemnified Parties that are not available to the Indemnifying Parties, (iv) the claim involves an allegation by a Governmental Authority or primarily seeks equitable relief, or (v) the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnified Party and the Indemnifying Parties have an actual conflict of interest, or that an actual conflict of interest is reasonably likely to exist, then the Indemnified Party shall have the right to conduct the defense thereof and to settle or compromise such claim or action without the consent of the Indemnifying Party, except that with respect to the settlement or compromise of such a claim, the Indemnified Party shall not settle or compromise any such claim without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed), unless (x) the Indemnifying Party is given a full and complete release of any and all liability from any claims made against it by the third party or third parties making such third party claim, (y) the Indemnifying Party has no obligation to pay any monetary damages and (z) such settlement does not impose an injunction or other equitable relief to the Indemnifying Party. If any of the foregoing clauses (i) - (v) in the immediately preceding sentence apply, and the Indemnifying Parties do not defend any claim, then the Indemnified Party shall have the right to proceed diligently to defend such matter with the assistance of counsel (with counsel selected by the Indemnified Party) and shall be entitled to be reimbursed for all reasonable, documented out-of-pocket costs, expenses and fees incurred by the Indemnified Party in the defense of such matter.

(c)Regardless of which party assumes the defense of such matter, Buyer and Sinclair shall reasonably cooperate with one another in connection therewith. Such reasonable cooperation shall include making reasonably available all books, records and other documents and materials that are relevant to the defense of such matter and making employees, officers and advisors reasonably available to provide additional information or to act as a witness or respond to legal process. Buyer and Sinclair shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a third-party claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 12.05    Limitations; Net Losses; Subrogation; Mitigation; Materiality.

(a)Sinclair shall not be required to indemnify and hold harmless any Buyer Indemnified Party pursuant to Section 12.03(a) until the aggregate amount of Buyer Indemnified Parties’ Losses resulting from any breach or inaccuracy of the representations and warranties contained in this Agreement exceeds the Deductible, and then only to the extent of such Losses in excess of the Deductible; provided, however, that the cumulative indemnification obligation of Sinclair under Section 12.03(a) shall in no event exceed the Cap; provided further, however, that in the case of any breach or inaccuracy of any Sinclair Fundamental Representations, (A) the Deductible shall not apply and (B) the Cap shall only apply in respect of claims asserted by the Buyer Indemnified Parties after the second (2nd) anniversary of the Closing Date; provided further, that the foregoing limitations shall not apply in connection with claims for actual fraud.

(b)From and after first (1st) anniversary of the Closing Date (the “Deductible Dropdown Date”), the Deductible shall be reduced to Four Million Five Hundred Fifty Thousand Dollars ($4,550,000); provided, that to the extent that on or prior to the Deductible Dropdown Date, a Buyer Indemnified Party has notified Seller pursuant to Section 12.04(a) of an indemnification claim under Section 12.03(a), then the initial Deductible of Six Million Eight Hundred Twenty Five Thousand Dollars ($6,825,000) shall continue to apply solely with respect to any such Loss or any Loss that arises out of, relates to or results from the breach identified in such notice of indemnification claim made on or prior to the Deductible Dropdown Date; provided further, that in no circumstances shall the Deductible or the reduced Deductible apply to any claim for actual fraud any indemnification claim for breach of any Sinclair Fundamental Representations.

(c)Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Party (or any of its Affiliates) with respect to such Losses and (ii) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other third party, in each case, net of any deductibles or retentions paid (or that reduce the amount of recovery) by the Indemnified Party and any reasonable costs and expenses incurred in obtaining such proceeds and recoveries. Each Indemnified Party shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries (collectively, “Proceeds”). If any such Proceeds are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall promptly pay to the Indemnifying Party the amount of such Proceeds (up to the amount of the Indemnifying Party’s payment) net of any deductibles or retentions paid (or that reduce the amount of recovery) by the Indemnified Party and any reasonable costs and expenses incurred in obtaining such Proceeds. With respect to any Losses incurred or suffered by an Indemnified Party, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Losses to the extent that the same Losses have already been recovered by the Indemnified Party from the Indemnifying Party (so that the Indemnified Party may only recover once in respect of the same Loss).

(d)Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the

Indemnified Party (and its Affiliates) against any third party insurer in respect of the Losses to which such payment relates unless such subrogation would be detrimental in any material respect to the Indemnified Party (or its Affiliates). Such Indemnified Party (and its Affiliates) and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(e)Buyer and Sinclair shall use commercially reasonable efforts to mitigate any Losses whether by asserting claims against a third party or by otherwise qualifying for a benefit that would reduce or eliminate an indemnified matter; provided, that no party shall be required to use such efforts if they would be detrimental in any material respect to such party.

(f)For the purposes of determining (i) whether any breach of any representation or warranty contained in this Agreement has occurred and (ii) the amount of Losses resulting from any such breach, the determination shall, in each case, be made without references to the terms “material,” “materiality,” “Material Adverse Effect,” “material adverse effect” or other similar qualifications as to materiality (other than specific monetary thresholds) contained in any such representation or warranty.

(g)Sinclair shall not be required to indemnify and hold harmless any Buyer Indemnified Party pursuant to Section 12.03(a) in respect of a Sinclair Breach to the extent that the Buyer Knowledge Group possessed Actual Buyer Knowledge of such Sinclair Breach on or prior to the date of this Agreement. For the avoidance of doubt, Sinclair shall bear the burden of proving that the Buyer Knowledge Group possessed any such Actual Buyer Knowledge at such time.

(h)For the avoidance of doubt, this Article XII provides for indemnification against Losses incurred or sustained by one or more of the Indemnified Parties whether in connection with a direct claim by any Indemnified Party or in respect of Losses incurred or sustained as a result of a third party claim.

Section 12.06    Computation of Indemnifiable Losses. Any calculation of Losses for purposes of this Article XII shall be (a) reduced to account for any net Tax benefits actually realized by the Indemnified Party arising from the deductibility of any such Loss in the year such Loss is incurred or in the immediately succeeding year; and (b) to the extent such receipt or accrual is not treated as an adjustment to the purchase price pursuant to Section 12.08 of this Agreement, increased to take account of any net Tax liability actually realized by the Indemnified Party arising from the receipt or accrual of an indemnity obligation hereunder.

Section 12.07    Remedies Generally.

(a)No party shall have any liability to any other party under this Agreement for punitive or exemplary damages except to the extent payable to a third party in connection with a third party claim. Nothing contained in this Agreement shall relieve or limit the liability of any party from any liability or Losses arising out of or resulting from actual fraud or intentional breach in connection with the transactions contemplated in this Agreement or the Ancillary Agreements.

(b)From and after the Closing, the sole and exclusive remedy of the Buyer Indemnified Parties for breaches of any representation or warranty of Sinclair contained in Article III of this Agreement is as set forth in this Article XII, except with respect to actual fraud.

Section 12.08    Tax Treatment. To the extent permitted by applicable Law, all indemnity payments made pursuant to this Agreement shall be treated by the parties hereto as an adjustment to the purchase price.

ARTICLE XIII
GENERAL PROVISIONS

Section 13.01    Expenses. Except as may be otherwise specified herein (including, Section 7.01(c)), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 13.02    Notices. Notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (with confirmation of transmission), by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 13.02):

If to Sinclair:

Sinclair Television Group, Inc.
10706 Beaver Dam Road
Cockeysville, Maryland 21030
Attention: Christopher S. Ripley, President
Fax: (410) 568-1591
Email: csripley@sbgtv.com

with a copy (which shall not constitute notice) to:

Sinclair Television Group, Inc.
10706 Beaver Dam Road
Cockeysville, Maryland 21030
Attention: Barry Faber, General Counsel
Fax: (410) 568-1537
Email: bfaber@sbgtv.com

and

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Philip Richter
Fax: (212) 859-4000
Email: philip.richter@friedfrank.com

If to Tribune:

Tribune Media Company
685 Third Avenue, 31st Floor
New York, NY 10017
Attention: Edward Lazarus, General Counsel
Fax: (646) 563-8275
Email: elazarus@tribunemedia.com

With a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Paul S. Bird
Jonathan E. Levitsky
Fax: (212) 909-6836
Email: psbird@debevoise.com
jelevitsky@debevoise.com
If to Buyer:

Fox Television Stations, LLC
1211 Avenue of the Americas
New York, NY 10036
Attention: Joseph Dorrego, Executive Vice President and Chief Financial Officer
Fax: (212) 301-5058
Email: joseph.dorrego@foxtv.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
875 Third Avenue
New York, NY 10022
Attention: Alexander Johnson
Fax: (212) 918-3100
Email: alex.johnson@hoganlovells.com

and to:

Hogan Lovells US LLP
Park Place II
7930 Jones Branch Drive, Ninth Floor
McLean, VA 22102
Attention: Richard T. Horan, Jr.
Fax: (703) 610-6200
Email: richard.horan@hoganlovells.com

Section 13.03    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.04    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of the application of any Law or the regulations and policies of any Governmental Authority or the decision by any Governmental Authority of competent jurisdiction (including any court), all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any of the parties hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.05    Entire Agreement. This Agreement, the Ancillary Agreements, the Disclosure Schedules, the Buyer Disclosure Schedules, the Confidentiality Agreement, and any other agreements, contracts, documents or other instruments entered into by Sinclair and Buyer and/or their respective Affiliates as of the date hereof, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Sinclair and Buyer with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein.

Section 13.06    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Sinclair may not assign its rights or obligations under this Agreement without Buyer’s prior written consent and Buyer may not assign its rights or obligations under this Agreement without Sinclair’s prior written consent; provided, that (a) Buyer may assign all or any portion of its rights and obligations hereunder to an Affiliate without the written consent of Sinclair; provided, further, that any assignment made pursuant to this clause (a) must be eligible to be effected through either an FCC “short-form” application, pursuant to Section 73.3540 of the FCC Rules, or a minor amendment to the FCC Application, pursuant to Section 73.3578(b) of the FCC Rules, and no such assignment shall relieve Buyer of its liabilities and obligations hereunder; provided, further that notwithstanding the foregoing, in the event that (i) either (A) the FCC Consent has been obtained, or (B) special communications counsel for each of Buyer and Sinclair have mutually determined in good faith that, based upon consultation with the applicable staff of the FCC, it is reasonably likely that the FCC Consent will be granted within five (5) days of such consultation, and (ii) all of the other conditions set forth in Article X have been satisfied other than those conditions which by their nature are to be satisfied at Closing and which conditions, to the extent applicable to Sinclair, Sinclair stands ready to satisfy, then Buyer shall have no right to assign this Agreement without the prior written consent of Sinclair; and (b) Sinclair may assign all or any portion of this Agreement or any or all of its rights or obligations hereunder, including with respect to one or more Stations, to a divestiture trustee, without the written consent of Buyer; provided, that, in each case, no such assignment shall relieve Sinclair or Buyer of its liabilities and obligations hereunder.

Section 13.07    No Recourse. Notwithstanding any of the terms or provisions of this Agreement, none of Sinclair, Tribune, Buyer or any Person acting on such Person’s behalf, may assert any Proceeding against any employee, officer, director, member, Representative or trustee of the other parties or stockholder, member or trustee of such other parties in connection with or arising out of this Agreement or the transactions contemplated hereby.

Section 13.08    No Third-Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.09    Amendments and Waivers.
(a)This Agreement may not be amended or modified except by an instrument in writing signed by Sinclair and Buyer and, with respect to the provisions hereof to which it is a party as specified in Section 13.14 below, Tribune.

(b)At any time prior to the Closing, Buyer, on the one hand, or Sinclair, on the other hand, may (i) extend the time for the performance of any obligation or act required by Sinclair or Tribune (in the case of Buyer) or Buyer (in the case of Sinclair), (ii) waive any inaccuracies in the representations and warranties of Sinclair (in the case of Buyer) or Buyer (in the case of Sinclair) contained herein or in any document delivered pursuant hereto, or (iii) waive compliance by Sinclair or Tribune (in the case of Buyer) or Buyer (in the case of Sinclair) with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.
(c)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 13.10    Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state. In addition, each of the parties (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (d) consents to service of process being made through the notice procedures set forth in Section 13.02, which service of process will be deemed made on the third (3rd) day following delivery of such notice.

Section 13.11    Remedies; Specific Performance. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the obligations to consummate the transactions contemplated hereby, in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties’ rights in this Section 13.11 are an integral part of the transactions contemplated hereby and each party hereby waives any objections to any remedy referred to in this Section 13.11. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 13.11    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY ACTION ARISING OUT OF OR RELATED TO ANY FINANCING FOR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.13    Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but both of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 13.14    Sole Purpose. The parties acknowledge and agree that (a) for the period prior to the Closing, Tribune is a party to this Agreement with respect to Section 2.01, Section 2.07, Section 7.04, Section 9.03, Section 10.01, Section 10.03(f), Article VIII, Article XI and Article XIII only and for the sole and exclusive purpose of (i) transferring the Purchased Assets at Closing and making certain closing deliveries as provided herein and (ii) receiving the Purchase Price at the Closing and (b) neither Buyer nor any Affiliate of Buyer shall have any liabilities or obligations to Tribune under, or pursuant to, the terms of this Agreement; provided, that nothing in this Section 13.14 shall amend, modify or otherwise change any liabilities or obligations (x) of Sinclair under this Agreement with respect to Tribune or Tribune’s Affiliates (including with respect to any representations, warranties or covenants) or (y) of Tribune for the period on or following the Closing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SINCLAIR TELEVISION GROUP, INC.

By: /s/ Chris Ripley
Name: Chris Ripley
Title: CEO

TRIBUNE MEDIA COMPANY
By: /s/ Edward Lazarus
Name: Edward Lazarus
Title: GC/Chief Strategy Officer/Secretary

FOX TELEVISION STATIONS, LLC
By: /s/ Joseph Dorrego
Name:    Joseph Dorrego
Title:    Chief Financial Officer and
Executive Vice President